REVOLVING CREDIT

                              AND

                       SECURITY AGREEMENT





                 PNC BANK, NATIONAL ASSOCIATION
                    (AS LENDER AND AS AGENT)





                              WITH



                          SWANK, INC.
                           (BORROWER)





                         July 27, 1998

                       TABLE OF CONTENTS



I.   DEFINITIONS                                              1
     1.1. Accounting Terms                                    1
     1.2. General Terms                                       1
     1.3. Uniform Commercial Code Terms                      15
     1.4. Certain Matters of Construction                    15

II.  ADVANCES, PAYMENTS                                      15
     2.1. (a)  Revolving Advances                            15
          (b)  Changes in Reserves                           16
     2.2. Procedure for Revolving Advances Borrowing         16
     2.3. Disbursement of Advance Proceeds                   18
     2.4. Maximum Advances                                   18
     2.5. Repayment of Advances                              18
     2.6. Repayment of Excess Advances                       19
     2.7. Statement of Account                               19
     2.8. Letters of Credit                                  19
     2.9. Issuance of Letters of Credit                      20
     2.10.Requirements For Issuance of Letters of Credit     20
     2.11.Additional Payments                                21
     2.12.Manner of Borrowing and Payment                    22
     2.13.Use of Proceeds                                    23
     2.14.Defaulting Lender                                  23

III. INTEREST AND FEES                                       24
     3.1. Interest                                           24
     3.2. Letter of Credit Fees                              25
     3.3. Facility Fee                                       25
     3.4. Additional Fees                                    25
     3.5. Computation of Interest and Fees                   25
     3.6. Maximum Charges                                    25
     3.7. Increased Costs                                    26
     3.8. Basis For Determining Interest Rate Inadequate or
          Unfair                                             26
     3.9. Capital Adequacy                                   27

IV.  COLLATERAL:  GENERAL TERMS                              28
     4.1. Security Interest in the Collateral                28
     4.2. Perfection of Security Interest                    28
     4.3. Disposition of Collateral                          28
     4.4. Preservation of Collateral                         28
     4.5. Ownership of Collateral                            29
     4.6. Defense of Agent's and Lenders' Interests          29
     4.7. Books and Records                                  29
     4.8. Financial Disclosure                               30
     4.9. Compliance with Laws                               30
     4.10.Inspection of Premises                             30
     4.11.Insurance                                          30
     4.12.Failure to Pay Insurance                           31
     4.13.Payment of Taxes                                   31
     4.14.Payment of Leasehold Obligations                   32
     4.15.Receivables                                        32
          (a)  Nature of Receivables                         32
          (b)  Solvency of Customers                         32
          (c)  Locations of Borrower                         32
          (d)  Collection of Receivables                     32
          (e)  Notification of Assignment of Receivables     32
          (f)  Power of Agent to Act on Borrower's Behalf    33
          (g)  No Liability                                  33
          (h)  Establishment of a Lockbox Account, Dominion
               Account                                       33
          (i)  Adjustments                                   34
     4.16.Inventory                                          34
     4.17.Maintenance of Equipment                           34
     4.18.Exculpation of Liability                           34
     4.19.Environmental Matters                              35
     4.20.Financing Statements                               36

V.   REPRESENTATIONS AND WARRANTIES                          36
     5.1. Authority                                          36
     5.2. Formation and Qualification                        36
     5.3. Survival of Representations and Warranties         37
     5.4. Tax Returns                                        37
     5.5. Financial Statements                               37
     5.6. Corporate Name                                     37
     5.7. OSHA and Environmental Compliance                  38
     5.8. Solvency; No Litigation, Violation, Indebtedness
          or Default                                         38
     5.9. Patents, Trademarks, Copyrights and Licenses       39
     5.10.Licenses and Permits                               39
     5.11.Default of Indebtedness                            40
     5.12.No Default                                         40
     5.13.No Burdensome Restrictions                         40
     5.14.No Labor Disputes                                  40
     5.15.Margin Regulations                                 40
     5.16.Investment Company Act                             40
     5.17.Disclosure                                         40
     5.18.Swaps                                              40
     5.19.Conflicting Agreements                             41
     5.20.Application of Certain Laws and Regulations        41
     5.21.Business and Property of Borrower                  41
     5.22.Year 2000                                          41
     5.23.License Agreements                                 41

VI.  AFFIRMATIVE COVENANTS                                   41
     6.1. Payment of Fees                                    41
     6.2. Conduct of Business and Maintenance of Existence
          and Assets                                         41
     6.3. Violations                                         42
     6.4. Government Receivables                             42
     6.5. Fixed Charge Coverage Ratio                        42
     6.6. Execution of Supplemental Instruments              42
     6.7. Payment of Indebtedness                            42
     6.8. Standards of Financial Statements                  42
     6.9. Swank Sales                                        43

VII. NEGATIVE COVENANTS                                      43
     7.1. Merger, Consolidation, Acquisition and Sale of
          Assets                                             43
     7.2. Creation of Liens                                  43
     7.3. Guarantees                                         43
     7.4. Investments                                        43
     7.5. Loans                                              44
     7.6. Capital Expenditures                               45
     7.7. Dividends                                          45
     7.8. Indebtedness                                       45
     7.9. Nature of Business                                 45
     7.10.Transactions with Affiliates                       45
     7.11.Leases                                             45
     7.12.Subsidiaries                                       46
     7.13.Fiscal Year and Accounting Changes                 46
     7.14.Pledge of Credit                                   46
     7.15.Amendment of Articles of Incorporation, By-Laws    46
     7.16.Compliance with ERISA                              46
     7.17.Prepayment of Indebtedness                         46

VIII.CONDITIONS PRECEDENT.                                   47
     8.1. Conditions to Initial Advances                     47
          (a)  Revolving Credit Note                         47
          (b)  Filings, Registrations and Recordings         47
          (c)  Corporate Proceedings of Borrower             47
          (d)  Incumbency Certificates of Borrower           47
          (e)  Certificates                                  47
          (f)  Good Standing Certificates                    47
          (g)  Legal Opinion                                 48
          (h)  No Litigation                                 48
          (i)  Financial Condition Certificates              48
          (j)  Collateral Examination                        48
          (k)  Fees                                          48
          (l)  Projections                                   48
          (m)  Insurance                                     48
          (n)  Payment Instructions                          48
          (o)  Blocked Accounts                              48
          (p)  Consents                                      48
          (q)  No Adverse Material Change                    49
          (r)  Leasehold Agreements                          49
          (s)  Other Documents                               49
          (t)  Contract Review                               49
          (u)  Closing Certificate                           49
          (v)  Borrowing Base                                49
          (w)  Undrawn Availability                          49
          (x)  Other                                         49
     8.2. Conditions to Each Advance                         50
          (a)  Representations and Warranties                50
          (b)  No Default                                    50
          (c)  Maximum Advances                              50

IX.  INFORMATION AS TO BORROWER                              50
     9.1. Disclosure of Material Matters                     50
     9.2. Schedules                                          51
     9.3. Environmental Reports                              51
     9.4. Litigation                                         51
     9.5. Material Occurrences                               51
     9.6. Government Receivables                             51
     9.7. Annual Financial Statements                        51
     9.8. Quarterly Financial Statements                     52
     9.9. Monthly Financial Statements                       52
     9.10.Other Reports                                      53
     9.11.Additional Information                             53
     9.12.Projected Operating Budget                         53
     9.13.Variances From Operating Budget                    53
     9.14.Notice of Suits, Adverse Events                    53
     9.15.ERISA Notices and Requests                         54
     9.16.Additional Documents                               54

X.   EVENTS OF DEFAULT                                       54

XI.  LENDERS' RIGHTS AND REMEDIES AFTER DEFAULT              56
     11.1.Rights and Remedies                                56
     11.2.Agent's Discretion                                 57
     11.3.Setoff                                             57
     11.4.Rights and Remedies not Exclusive                  58

XII. WAIVERS AND JUDICIAL PROCEEDINGS                        58
     12.1.Waiver of Notice                                   58
     12.2.Delay                                              58
     12.3.Jury Waiver                                        58
XIII.EFFECTIVE DATE AND TERMINATION                          58
     13.1.Term                                               58
     13.2.Termination                                        59

XIV. REGARDING AGENT                                         59
     14.1.Appointment                                        59
     14.2.Nature of Duties                                   59
     14.3.Lack of Reliance on Agent and Resignation          60
     14.4.Certain Rights of Agent                            60
     14.5.Reliance                                           61
     14.6.Notice of Default                                  61
     14.7.Indemnification                                    61
     14.8.Agent in its Individual Capacity                   61
     14.9.Delivery of Documents                              61

XV.  MISCELLANEOUS                                           62
     15.1.Governing Law                                      62
     15.2.Entire Understanding                               62
     15.3.Successors and Assigns; Participations; New
          Lenders                                            64
     15.4.Application of Payments                            65
     15.5.Indemnity                                          66
     15.6.Notice                                             66
     15.7.Survival                                           67
     15.8.Severability                                       67
     15.9.Expenses                                           67
     15.10.Injunctive Relief                                 68
     15.11.Consequential Damages                             68
     15.12.Captions                                          68
     15.13.Counterparts; Telecopier Signatures               68
     15.14.Construction                                      68
     15.15.Confidentiality; Sharing Information              68
     16.16.Publicity                                         69



                 List of Exhibits and Schedules


Exhibits

Exhibit 2.1(a)      Revolving Credit Note
Exhibit 5.5(a)      Projections
Exhibit 8.1(i)      Financial Condition Certificate
Exhibit 15.3        Commitment Transfer Supplement


Schedules

Schedule 1.2(a)     Permitted Encumbrances
Schedule 1.2(b)     Existing Life Insurance Policies
Schedule 4.5        Equipment and Inventory Locations
Schedule 4.15(c)    Location of Executive Offices
Schedule 4.19       Real Property
Schedule 5.2(a)     States of Qualification and Good Standing
Schedule 5.2(b)     Subsidiaries
Schedule 5.6        Prior Names
Schedule 5.7        Environmental
Schedule 5.8(b)     Litigation
Schedule 5.8(d)     Plans
Schedule 5.9        Intellectual Property
Schedule 5.10       Licenses and Permits
Schedule 5.14       Labor Disputes




                        REVOLVING CREDIT
                              AND
                       SECURITY AGREEMENT


     Revolving Credit and Security Agreement dated as of July 27, 1998 among SWANK, INC.. a corporation organized under the laws of the State of Delaware ("Borrower"), the financial institutions which are now or which hereafter become a party hereto (collectively, "Lenders" and individually a "Lender") and PNC BANK, NATIONAL ASSOCIATION, a national banking association ("PNC"), as agent for Lenders (PNC, in such capacity, "Agent").

     IN CONSIDERATION of the mutual covenants and undertakings herein contained, Borrower, Lenders and Agent hereby agree as follows:

I.   DEFINITIONS.

     1.1. Accounting Terms. As used in this Agreement, any other Document or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 1.2 hereof or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 hereof to the extent not defined, shall have the respective meanings given to them under GAAP; provided, however, whenever such accounting terms are used for the purposes of determining compliance with the financial covenant in Section 6.5 of this Agreement, such accounting terms shall be defined in accordance with GAAP as applied in preparation of the audited financial statements of Borrower for the fiscal year ended December 31, 1997.

     1.2. General Terms. For purposes of this Agreement the following terms shall have the following meanings:

          "Accountants" shall have the meaning set forth in
Section 9.7 hereof.

          "Advances" shall mean and include the Revolving
Advances and Letters of Credit.

          "Advance Rates" shall have the meaning set forth in
Section 2.1(a) hereof.

          "Affiliate" of any Person shall mean (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors of such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

          "Agent" shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.

          "Agreement" shall mean this Revolving Credit and Security Agreement, as the same may be amended, supplemented or modified from time to time.

          "Authority" shall have the meaning set forth in Section
4.19(d) hereof.

          "Base Rate" shall mean the base commercial lending rate of PNC as publicly announced to be in effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate. This rate of interest is determined from time to time by PNC as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by PNC to any particular class or category of customers of PNC.

          "Berger License Agreement" shall mean the License
Agreement dated as of March 17, 1997, between Borrower, as licensor, and M.Z. Berger & Co., Inc., as licensee.

          "Blocked Accounts" shall have the meaning set forth in
Section 4.15(h) hereof.

          "Borrower" shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Persons.

          "Borrower on a consolidated basis" shall mean the consolidation in accordance with GAAP of the accounts or other items of Borrower and its Subsidiaries.

          "Borrower's Account" shall have the meaning set forth in Section 2.7 hereof.

          "Business Day" shall mean with respect to Eurodollar Rate Loans, any day on which commercial banks are open for domestic and international business, including dealings in Dollar deposits in London, England and New York, New York and with respect to all other matters, any day other than a day on which commercial banks in New York are authorized or required by law to close.

          "CERCLA" shall mean the Comprehensive Environmental
Response, Compensation and Liability Act of 1980, as amended, 42
U.S.C. '' 9601 et seq.

          "Change of Control" shall mean (a) the occurrence of any event (whether in one or more transactions) which results in a transfer of control of Borrower to any Person or group of Persons (within the meaning of Sections 13(d) or 14(a) of the Securities Exchange Act of 1934, as amended), (b) the Board of Directors of Borrower shall cease to consist of a majority of Continuing Directors or the Board of Trustees of the Swank ESOP shall cease to consist of a majority of Continuing Trustees, (c) John Tulin shall cease to be a senior executive officer of Borrower and involved in the day-to-day operations of Borrower, or (d) any merger or consolidation of or with Borrower or sale of all or substantially all of the property or assets of Borrower. For purposes of this definition, "control of Borrower" shall mean the power, direct or indirect, to (i) vote (x) thirty percent (30%) or more of the securities having ordinary voting power for the election of directors of Borrower, if the Swank ESOP shall own less than fifty-one percent (51%) of the securities having ordinary voting power for the election of directors of Borrower on a fully diluted basis, or (y) fifty percent (50%) or more of the securities having ordinary voting power for the election of directors of Borrower, at any other time.
          "Charges" shall mean all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, liens, claims and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other authority, domestic or foreign (including, without limitation, the Pension Benefit Guaranty Corporation or any environmental agency or superfund), upon the Collateral or Borrower.

          "Closing Date" shall mean July 27, 1998 or such other date as may be agreed to by the parties hereto.

          "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated thereunder.

          "Collateral" shall mean and include:

               (a)  all Receivables;

               (b)  all Equipment;

               (c)  all General Intangibles;

               (d)  all Inventory;

               (e)  all Subsidiary Stock;

               (f) all of Borrower's right, title and interest in and to (i) its goods and other property including, but not limited to, all merchandise returned or rejected by Customers, relating to or securing any of the Receivables; (ii) all of Borrower's rights as a consignor, a consignee, an unpaid vendor, mechanic, artisan, or other lienor, including stoppage in transit, setoff, detinue, replevin, reclamation and repurchase;
(iii) all additional amounts due to Borrower from any Customer relating to the Receivables; (iv) other property, including warranty claims, relating to any goods securing this Agreement;
(v) all of Borrower's contract rights, rights of payment which have been earned under a contract right, instruments, documents, chattel paper, warehouse receipts, deposit accounts, money, securities and investment property; (vi) if and when obtained by Borrower, all property of third parties in which Borrower has been granted a lien or security interest as security for the payment or enforcement of Receivables; and (vii) any other goods or property now owned or hereafter acquired in which Borrower has expressly granted a security interest or may in the future grant a security interest to Agent hereunder or under any Other Document, or in any amendment or supplement hereto or thereto;

               (g)  all of Borrower's ledger sheets, ledger
cards, files, correspondence, records, books of account, business papers, computers, computer software (owned by Borrower or in which it has an interest), computer programs, tapes, disks and documents relating to (a), (b), (c), (d), (e) or (f) of this Paragraph; and

               (h)  all proceeds and products of (a), (b), (c),
(d), (e), (f) and (g) of this Paragraph in whatever form, including, but not limited to: cash, deposit accounts (whether or not comprised solely of proceeds), certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), negotiable instruments and other instruments for the payment of money, chattel paper, security agreements, documents and tort claim proceeds.

          Notwithstanding the foregoing, the term "Collateral" shall not include (i) any property or assets contributed or otherwise transferred to the Costa Rican Joint Venture from time to time in accordance with the terms of this Agreement, (ii) any amount due to Borrower in respect of loans and advances made by Borrower to the Costa Rican Joint Venture (other than prepayments made on account of products to be manufactured by the Costa Rican Joint Venture for Borrower) from time to time in accordance with the terms of this Agreement, and any contract right of Borrower in connection therewith, (iii) the shares of capital stock and other ownership interests in the Costa Rican Joint Venture owned by Borrower, (iv) the License Agreements, or any right, title or interest therein, except to the extent that such right, title or interest is expressly permitted to be assigned by Borrower thereunder, and (v) life insurance contracts, including, without limitation, those listed on Schedule 1.2(b) hereto, purchased by Borrower on the lives of certain of its employees to fund death benefits for active employees and postretirement death benefits, Borrower's 1987 Deferred Compensation Plan and Borrower's 1993 Deferred Compensation Plan, as well as any life insurance contracts subsequently purchased by Borrower in the ordinary course of business pursuant to Borrower's existing benefit programs, and all cash proceeds of such life insurance contracts.

          "Commitment Percentage" of any Lender shall mean the percentage set forth below such Lender's name on the signature page hereof as same may be adjusted upon any assignment by a Lender pursuant to Section 15.3 hereof.

          "Commitment Transfer Supplement" shall mean a document in the form of Exhibit 15.3 hereto, properly completed and otherwise in form and substance satisfactory to Agent by which the Purchasing Lender purchases and assumes a portion of the obligation of Lenders to make Advances under this Agreement.

          "Consents" shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties, domestic or foreign, necessary to carry on Borrower's business, including, without limitation, any Consents required under all applicable federal, state or other applicable law.

          "Continuing Directors" shall mean the Directors of Borrower on the Closing Date and each other Director if such Director's nomination for election to the Board of Directors of Borrower is recommended by a majority of the then Continuing Directors.

          "Continuing Trustees" shall mean the Trustees of the Swank ESOP on the Closing Date and each other Trustee if such Trustee's nomination for election to the Board of Trustees of the Swank ESOP is recommended by a majority of the then Continuing Trustees.

          "Controlled Group" shall mean all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Borrower, are treated as a single employer under
Section 414 of the Code.

          "Costa Rican Joint Venture" shall mean Joyas y Cueros de Costa Rica, S.A., a Costa Rican corporation, and its successors and assigns.

          "Customer" shall mean and include the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into any contract or other arrangement with Borrower, pursuant to which Borrower is to deliver any personal property or perform any services.

          "Default" shall mean an event which, with the giving of notice or passage of time or both, would constitute an Event of Default.

          "Default Rate" shall have the meaning set forth in
Section 3.1 hereof.

          "Defaulting Lender" shall have the meaning set forth in
Section 2.14(a) hereof.

          "Depository Accounts" shall have the meaning set forth in Section 4.15(h) hereof.

          "Documents" shall have the meaning set forth in Section
8.1(c) hereof.

          "Dollar" and the sign "$" shall mean lawful money of the United States of America.

          "Domestic Rate Loan" shall mean any Revolving Advance that bears interest based upon the Base Rate.

          "Early Termination Date" shall have the meaning set forth in Section 13.1 hereof.

          "Earnings Before Interest and Taxes" shall mean for any period the sum of (a) net income (or loss) of Borrower on a consolidated basis for such period (excluding extraordinary gains and losses, plus (b) all interest expense of Borrower on a consolidated basis for such period, plus (c) all charges against income of Borrower on a consolidated basis for such period for federal, state and local taxes.

          "EBITDA" shall mean for any period the sum of (a)
Earnings Before Interest and Taxes for such period plus (b) depreciation expenses for such period, plus (c) amortization expenses for such period.

          "Eligible Inventory" shall mean and include Inventory (excluding work in process), valued at the lower of cost or market value, determined on a first-in-first-out basis, which is not, in Agent's reasonable opinion, obsolete, slow moving or unmerchantable and which Agent, in its reasonable discretion, shall not deem ineligible Inventory, based on such considerations as Agent may from time to time deem appropriate including, without limitation, whether the Inventory conforms in all material respects to all standards imposed by any governmental agency, division or department thereof which has regulatory authority over such goods or the use or sale thereof; provided, that no Inventory shall be Eligible Inventory:

          (a) unless such Inventory is subject to Agent's first priority perfected security interest and no other Lien (other than Permitted Encumbrances);

          (b) if any covenant, representation or warranty contained in this Agreement with respect to such Inventory has been breached;

          (c) unless such Inventory is located in the United States of America, or, if not located in the United States of America, unless (i) such Inventory has left the port from which such Inventory has been shipped, (ii) such Inventory is insured to the full value thereof, with loss payable clauses in favor of Agent in a manner acceptable to Agent, (iii) Agent shall have in its possession all shipping documents, including all negotiable bills of lading properly endorsed and all non-negotiable bills of lading issued in Agent's name with respect to such Inventory, and
(iv) such Inventory has been financed by Advances;

          (d) if such Inventory is obsolete or is unusable or unsalable in the ordinary course of business;

          (e) if such Inventory is located, stored, used or held at the premises of a third party unless (i) reserves reasonably acceptable to Agent are established in connection therewith, or
(ii) such third party has executed and delivered to Agent a bailee's or similar letter in form and substance reasonably acceptable to Agent and appropriate financing statements have been executed and filed with respect to such location; or

          (f) if such Inventory is located, stored, used or held at any premises leased by Borrower unless (i) reserves reasonably acceptable to Agent are established in connection therewith, or
(ii) the landlord of such premises has executed and delivered to Agent a landlord's waiver in form and substance reasonably acceptable to Agent and appropriate financing statements have been executed and filed with respect to such location.

          Agent reserves the right, in its reasonable discretion, to create, upon written notice to Borrower from time to time, additional categories of ineligible Inventory.

          "Eligible Receivables" shall mean and include each Receivable arising in the ordinary course of Borrower's business and which Agent, in its reasonable judgment, shall deem to be an Eligible Receivable, based on such considerations as Agent may from time to time deem appropriate. A Receivable shall not be deemed eligible unless such Receivable is subject to Agent's first priority perfected security interest and no other Lien (other than Permitted Encumbrances), and is evidenced by an invoice or other documentary evidence customarily used by Borrower and which is reasonably satisfactory to Agent; provided, that no Receivable shall be an Eligible Receivable if:

          (a) it arises out of a sale made by Borrower to an Affiliate of Borrower or to a Person controlled by an Affiliate of Borrower;

          (b) it is due or unpaid more than sixty (60) days after its original due date;

          (c) fifty percent (50%) or more of the Receivables from such Customer are not deemed Eligible Receivables hereunder;

          (d) any covenant, representation or warranty contained in this Agreement with respect to such Receivable has been breached;

          (e) the Customer shall (i) apply for, suffer or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or call a meeting of its creditors, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect),
(v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, any petition which is filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;

          (f) the sale is to a Customer outside the continental United States of America, unless the sale is on letter of credit, guaranty or acceptance terms, in each case reasonably acceptable to Agent, and such letter of credit, guaranty or acceptance has been assigned to Agent, for the ratable benefit of Lenders, in a manner reasonably acceptable to Agent;

          (g) the sale to the Customer is on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper (unless Borrower shall have delivered such chattel paper to Agent); provided, that a Receivable shall not be deemed not an Eligible Receivable solely because the Customer with respect thereto shall have the right in the ordinary course of business to return Inventory to Borrower;

          (h) Agent believes, in its reasonable judgment, that collection of such Receivable is insecure or that such Receivable may not be paid by reason of the Customer's financial inability to pay;

          (i) the Customer is the United States of America, any state or any department, agency or instrumentality of any of them, unless Borrower assigns its right to payment of such Receivable to Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sub-Section 3727 et seq. and 41 U.S.C. Sub-Section 15 et seq.) or has otherwise complied with other similar applicable statutes or ordinances relating to the assignment of its right to payment of such Receivable;

          (j) the goods giving rise to such Receivable have not been shipped and delivered to and accepted by the Customer or the services giving rise to such Receivable have not been performed by Borrower and accepted by the Customer or the Receivable otherwise does not represent a final sale; provided, that a Receivable shall not be deemed not to represent a final sale solely because such Receivable may in the future be subject to compromise, allowance, adjustment, discount or credit, or because the Customer with respect thereto shall have the right in the ordinary course of business to return the Inventory relating thereto, all as contemplated by Section 4.15(i) hereof;

          (k) the Receivables of the Customer exceed a credit limit determined by Agent, in its reasonable discretion, to the extent such Receivable exceeds such limit;

          (l) the Receivable is subject to any offset, deduction, defense, dispute or counterclaim (but only to the extent of such offset, deduction, defense, dispute or counterclaim), the Customer is also a creditor or supplier of Borrower or the Receivable is contingent in any respect or for any reason; provided, that a Receivable shall not be deemed to be contingent solely because such Receivable may in the future be subject to compromise, allowance, adjustment, discount or credit, or because the Customer with respect thereto shall have the right in the ordinary course of business to return the Inventory relating thereto, all as contemplated by Section 4.15(i) hereof;

          (m) Borrower has made any agreement with any Customer for any deduction therefrom, except for compromises, allowances, adjustments, discounts or credits made in the ordinary course of business as contemplated by Section 4.15(i) hereof, all of which compromises, allowances, adjustments, discounts or credits are reflected in Borrower's books and records;

          (n) shipment of the merchandise or the rendition of services has not been completed;

          (o) any return, rejection or repossession of the merchandise relating to such Receivable has occurred (to the extent of such return, rejection or repossession); or

          (p)  such Receivable is not payable to Borrower.

          Agent reserves the right, in its reasonable discretion, to create, upon written notice to Borrower from time to time, additional categories of ineligible Receivables.

          "Environmental Complaint" shall have the meaning set forth in Section 4.19(d) hereof.

          "Environmental Laws" shall mean all federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto.

          "Equipment" shall mean and include all of Borrower's goods (other than Inventory) whether now owned or hereafter acquired and wherever located including, without limitation, all equipment, machinery, apparatus, motor vehicles, fittings, furniture, furnishings, parts, accessories and all replacements and substitutions therefor or accessions thereto.

          "ERISA" shall mean the Employee Retirement Income
Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

          "Eurodollar Rate Loan" shall mean a Revolving Advance at any time that bears interest based on the Eurodollar Rate.

          "Eurodollar Rate" shall mean for any Eurodollar Rate Loan for the then current Interest Period relating thereto the interest rate per annum determined by PNC by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (a) the rate of interest determined by PNC in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the eurodollar rate two (2) Business Days prior to the first day of such Interest Period for an amount comparable to such Eurodollar Rate Loan and having a borrowing date and a maturity comparable to such Interest Period by (b) a number equal to 1.00 minus the Reserve Percentage.

          "Event of Default" shall have the meaning set forth in
Article X hereof.

          "Federal Funds Rate" shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day which is a Business Day, the average of quotations for such day on such transactions received by PNC from three Federal funds brokers of recognized standing selected by PNC.

          "Fee Letter" shall mean the fee letter dated May 29, 1998, between Borrower and PNC.

          "Finished Goods Inventory Advance Rate" shall have the meaning set forth in Section 2.1(a)(y)(ii) hereof.

          "Fixed Charge Coverage Ratio" shall mean and include, with respect to any fiscal period, the ratio of (a) EBITDA during such period, minus (i) actual capital expenditures made by Borrower on a consolidated basis during such period which were not financed, and (ii) cash payments of federal, state and local income taxes made by Borrower on a consolidated basis during such period, to (b) the sum of (i) the interest expense of Borrower on a consolidated basis during such period, and (ii) scheduled principal payments with respect to Indebtedness for borrowed money and capitalized leases made by Borrower on a consolidated basis during such period.

          "Formula Amount" shall have the meaning set forth in
Section 2.1(a) hereof.

          "GAAP" shall mean generally accepted accounting principles in the United States of America in effect from time to time.

          "General Intangibles" shall mean and include all of Borrower's general intangibles, whether now owned or hereafter acquired including, without limitation, all choses in action, causes of action, corporate or other business records, inventions, designs, patents, patent applications, equipment formulations, manufacturing procedures, quality control procedures, trademarks, service marks, trade secrets, goodwill, copyrights, design rights, registrations, licenses, franchises, customer lists, tax refunds, tax refund claims, computer programs, all claims under guaranties, security interests or other security held by or granted to Borrower to secure payment of any of the Receivables by a Customer, all rights of indemnification and all other intangible property of every kind and nature (other than Receivables).

          "Governmental Body" shall mean any nation or government, any state or other political subdivision thereof or any entity exercising the legislative, judicial, regulatory or administrative functions of or pertaining to a government.

          "Hazardous Discharge" shall have the meaning set forth in Section 4.19(d) hereof.

          "Hazardous Substance" shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or related materials as defined in CERCLA, the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), RCRA, Articles 15 and 27 of the New York State Environmental Conservation Law or any other applicable Environmental Law and in the regulations adopted pursuant thereto.

          "Hazardous Wastes" shall mean all waste materials regulated under CERCLA, RCRA or applicable state law, and any other applicable Federal and state laws now in force or hereafter enacted relating to hazardous waste disposal.

          "Indebtedness" of a Person at a particular date shall mean all obligations of such Person which in accordance with GAAP would be classified upon a balance sheet as liabilities (except capital stock and surplus earned or otherwise) and in any event, without limitation by reason of enumeration, shall include all indebtedness, debt and other similar monetary obligations of such Person whether direct or guaranteed, and all premiums, if any, due at the required prepayment dates of such indebtedness, and all indebtedness secured by a Lien on assets owned by such Person, whether or not such indebtedness actually shall have been created, assumed or incurred by such Person. Any indebtedness of such Person resulting from the acquisition by such Person of any assets subject to any Lien shall be deemed, for the purposes hereof, to be the equivalent of the creation, assumption and incurring of the indebtedness secured thereby, whether or not actually so created, assumed or incurred.

          "Interest Period" shall mean the period provided for any Eurodollar Rate Loan pursuant to Section 2.2 hereof.

          "Inventory" shall mean and include all of Borrower's now owned or hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in Borrower's business or used in selling or furnishing such goods, merchandise and other personal property, and all documents of title or other documents representing them.

          "Issuer" shall mean any Person who issues a Letter of Credit pursuant to the terms hereof.

          "Lender" and "Lenders" shall have the meaning ascribed to such term in the preamble to this Agreement and shall include each Person which becomes a transferee, successor or assign of any Lender.

          "Letter of Credit Fees" shall have the meaning set forth in Section 3.2 hereof.

          "Letters of Credit" shall have the meaning set forth in
Section 2.8 hereof.

          "License Agreements" shall mean each license or similar agreement pursuant to which Borrower is granted a license to use the trademark, trade name or similar intellectual property of a third party in connection with the manufacture, distribution and/or sale by Borrower of products bearing such trademark, trade name or similar intellectual property.

          "Lien" shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including, without limitation, any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.

          "Material Adverse Effect" shall mean a material adverse effect on (a) the condition, operations, assets, business or prospects of Borrower, (b) Borrower's ability to pay the Obligations in accordance with the terms thereof, (c) the value of the Collateral, or Agent's Liens on the Collateral, including the priority thereof, or (d) the ability of Agent and Lenders to enforce their rights and remedies under this Agreement and the Other Documents.

          "Maximum Revolving Advance Amount" shall mean thirty million dollars ($30,000,000).

          "Maximum Seasonal Advance Amount" shall mean three million dollars ($3,000,000).

          "Monthly Advances" shall have the meaning set forth in
Section 3.1 hereof.

          "Multiemployer Plan" shall mean a "multiemployer plan" as defined in Sections 3(37) and 4001(a)(3) of ERISA.

          "Obligations" shall mean and include any and all of Borrower's Indebtedness, obligations and/or liabilities to Agent, Issuer or Lenders of every kind, nature and description, direct or indirect, secured or unsecured, joint, several, joint and several, absolute or contingent, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, whether arising under this Agreement or under any Other Document.

          "Other Documents" shall mean the Revolving Credit Note and any and all other agreements, instruments and documents, including, without limitation, guaranties, pledges, powers of attorney, heretofore, now or hereafter executed by Borrower or any guarantor of any of the Obligations and/or delivered to Agent or any Lender in respect of the transactions contemplated by this Agreement.

          "Participant" shall mean each Person who, in accordance with the terms and conditions of this Agreement, (a) shall be granted the right by any Lender to participate in any of the Advances and (b) shall have entered into a participation agreement in form and substance satisfactory to such Lender.

          "Payment Office" shall mean initially Two Tower Center
Boulevard, East Brunswick, New Jersey 08816; thereafter, such other office of Agent, if any, which it may designate by notice to Borrower and to each Lender to be the Payment Office.

          "PBGC" shall mean the Pension Benefit Guaranty
Corporation.

          "Permitted Encumbrances" shall mean (a) Liens in favor of Agent for the benefit of Agent and Lenders; (b) Liens for taxes, assessments or other governmental charges not delinquent or being contested in good faith and by appropriate proceedings and with respect to which proper reserves have been taken by Borrower in accordance with GAAP; (c) deposits or pledges to secure obligations under worker's compensation, social security or similar laws, or under unemployment insurance; (d) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of Borrower's business; (e) judgment Liens that have been stayed or bonded and mechanics', workers', materialmen's or other like Liens arising in the ordinary course of Borrower's business with respect to obligations which are not due or which are being contested in good faith by Borrower; (f) Liens placed upon fixed assets hereafter acquired to secure a portion of the purchase price thereof, provided that (x) any such Lien shall not encumber any other property of Borrower and (y) the aggregate amount of Indebtedness secured by such Liens incurred as a result of such purchases during any fiscal year shall not exceed the amount provided for in Section 7.6 hereof;
(g) Liens disclosed on Schedule 1.2(a); and (h) rights of the licensors under the License Agreements .

          "Person" shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, institution, public benefit corporation, joint venture, entity or government (whether Federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

          "Plan" shall mean any employee benefit plan within the meaning of Section 3(2) of ERISA, maintained for employees of Borrower or any member of the Controlled Group or any such Plan to which Borrower or any member of the Controlled Group is required to contribute on behalf of any of its employees.

          "Postcapitalization Period" shall mean during the twelve (12) month period commencing on the day after the date of the second of the initial two capitalizations of the Costa Rican Joint Venture by Borrower and Borrower's initial joint venture partner in respect of the Costa Rican Joint Venture.

          "Projections" shall have the meaning set forth in
Section 5.5(a) hereof.

          "Purchasing Lender" shall have the meaning set forth in
Section 15.3 hereof.

          "Raw Materials Inventory Advance Rate" shall have the meaning set forth in Section 2.1(a)(y)(ii) hereof.

          "RCRA" shall mean the Resource Conservation and Recovery Act, 42 U.S.C. '' 6901 et seq., as same may be amended from time to time.

          "Real Property" shall mean all of Borrower's right, title and interest in and to all of its now or hereafter owned and leased premises, including, without limitation, the owned and leased premises identified on Schedule 4.19 hereto.

          "Receivables" shall mean and include all of Borrower's accounts, contract rights, instruments (including those evidencing indebtedness owed to Borrower by its Affiliates), documents, chattel paper, general intangibles relating to accounts, drafts and acceptances, and all other forms of obligations owing to Borrower arising out of or in connection with the sale or lease of Inventory or the rendition of services, all guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to Agent hereunder.

          "Receivables Advance Rate" shall have the meaning set forth in Section 2.1(a)(y)(i) hereof.

          "Release" shall have the meaning set forth in Section
5.7(c)(i) hereof.

          "Reportable Event" shall mean a reportable event described in Section 4043(b) of ERISA or the regulations promulgated thereunder (other than an event for which the thirty
(30) day notice requirement has been waived).

          "Required Lenders" shall mean, at any time, Lenders holding at least fifty-one percent (51%) of the Advances at such time and, if no Advances are outstanding, shall mean Lenders holding fifty-one percent (51%) of the Commitment Percentages at such time.

          "Reserve Percentage" shall mean the maximum effective percentage in effect on any day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding.

          "Revolving Advances" shall mean Advances made other than Letters of Credit.

          "Revolving Credit Note" shall mean the promissory notes referred to in Section 2.1(a) hereof.

          "Revolving Interest Rate" shall mean an interest rate per annum equal to (a) the Base Rate with respect to Domestic Rate Loans, or (b) the sum of the Eurodollar Rate plus one and three-quarters percent (1-3/4%) with respect to Eurodollar Rate Loans.

          "Seasonal Advance Period" shall mean the period commencing on July 1 of each year and ending on September 30 of such year during the Term.

          "Settlement Date" shall mean the Closing Date and thereafter Wednesday of each week unless such day is not a Business Day in which case it shall be the next succeeding
Business Day.

          "Subsidiary" shall mean a corporation or other entity of whose shares of stock or other ownership interests having ordinary voting power (other than stock or other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

          "Subsidiary Stock" shall mean all of the issued and outstanding shares of stock of Swank Sales.

          "Swank ESOP " shall mean The New Swank, Inc. Retirement
Plan.

          "Swank Sales" shall mean Swank Sales International
(V.I.), Inc., a Virgin Islands corporation and a wholly owned
Subsidiary of Borrower, and its successors and assigns.

          "Term" shall have the meaning set forth in Section 13.1 hereof.

          "Termination Event" shall mean (a) a Reportable Event with respect to any Plan or Multiemployer Plan; (b) the withdrawal of Borrower or any member of the Controlled Group from a Plan or Multiemployer Plan during a plan year in which such entity was a "substantial employer" as defined in Section 4001(a)(2) of ERISA; (c) the providing of notice of intent to terminate a Plan in a distress termination described in Section 4041(c) of ERISA; (d) the institution by the PBGC of proceedings to terminate a Plan or Multiemployer Plan; (e) any event or condition (i) which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan, or (ii) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; or (f) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of Borrower or any member of the Controlled Group from a Multiemployer Plan.

          "Toxic Substance" shall mean and include any material present on the Real Property which has been shown to have significant adverse effect on human health or which is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. '' 2601 et seq., applicable state law, or any other applicable Federal or state laws now in force or hereafter enacted relating to toxic substances. "Toxic Substance" includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.

          "Transactions" shall have the meaning set forth in
Section 5.8 hereof.

          "Transferee" shall have the meaning set forth in
Section 15.3(b) hereof.

          "Undrawn Availability" on a particular date shall mean an amount equal to (a) the lesser of (i) the Formula Amount on such date or (ii) the Maximum Revolving Advance Amount, minus (b) the sum of (i) the outstanding amount of Advances on such date, plus (ii) all amounts due and owing to Borrower's trade creditors on such date which are unpaid for more than sixty (60) days past the original due date thereof, plus (iii) fees and expenses hereunder and under the Other Documents for which Borrower is liable on such date but which have not been paid or charged to Borrower's Account.

          "Week" shall mean the time period commencing with the opening of business on a Wednesday and ending on the end of business the following Tuesday.
     1.3. Uniform Commercial Code Terms. All terms used herein and defined in the Uniform Commercial Code as adopted in the State of New York shall have the meaning given therein unless otherwise defined herein.

     1.4. Certain Matters of Construction. The terms "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations relating thereto. Unless otherwise provided, all references to any instruments or agreements, including, without limitation, references to any of the Other Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof.


II.  ADVANCES, PAYMENTS.

     2.1. (a) Revolving Advances. Subject to the terms and conditions set forth in this Agreement, each Lender, severally and not jointly, will make Revolving Advances to Borrower in aggregate amounts outstanding at any time equal to such Lender's Commitment Percentage of the lesser of (x) the Maximum Revolving Advance Amount less the aggregate amount of outstanding Letters of Credit and all unreimbursed payments or disbursements made by Issuer under all Letters of Credit, or (y) an amount equal to the sum of:

          (i)  eighty-five percent (85%) ("Receivables Advance
          Rate"), of Eligible Receivables, plus

          (ii) the lesser of (A) (1) fifteen percent (15%) ("Raw Materials Inventory Advance Rate"), of the value of the Eligible Inventory consisting of raw materials, plus
          (2) fifty percent (50%) ("Finished Goods Inventory Advance Rate"), of the value of the Eligible Inventory consisting of finished goods (the Receivables Advance Rate, the Raw Materials Inventory Advance Rate and the Finished Goods Inventory Advance Rate shall be referred to collectively as the "Advance Rates") or (B) fifteen million dollars ($15,000,000), in the aggregate at any one time, plus

          (iii) solely during the Seasonal Advance Period, an additional equal to the Maximum Seasonal Advance
          Amount, minus

          (iv) the aggregate amount of outstanding Letters of Credit, minus

          (v) such reserves as Agent may reasonably deem proper and necessary from time to time based on such considerations as Agent may from time to time deem appropriate including, without limitation, the default and delinquency rates with respect to Receivables and the return and rejection rates with respect to Inventory.

     The amount derived from the sum of (x) Sections 2.1(a)(y)(i), (ii) and (iii) hereof minus (y) Section 2.1
(a)(y)(v) hereof at any time and from time to time shall be referred to as the "Formula Amount". The Revolving Advances shall be evidenced by the secured promissory note ("Revolving Credit Note") substantially in the form attached hereto as
Exhibit 2.1(a).

          (b) Change in Reserves. The reserves may be increased or decreased by Agent at any time and from time to time as provided in Section 2.1(a)(y)(v) hereof. Borrower consents to any increases or decreases in reserves and acknowledges that increasing the reserves may limit or restrict Advances requested by Borrower. Agent shall give Borrower five (5) days prior written notice of its intention to increase the reserves.

     2.2. Procedure for Revolving Advances Borrowing.

          (a) Borrower may notify Agent in writing (or by telephone and promptly confirmed in writing) prior to 1:00 p.m. (New York City time) on a Business Day of Borrower's request to incur, on that day, a Revolving Advance hereunder. Should any amount required to be paid as interest hereunder, or as fees or other charges under this Agreement or any Other Document, or with respect to any other Obligation, become due, same shall be deemed a request for a Revolving Advance as of the date such payment is due, in the amount required to pay in full such interest, fee, charge or Obligation and such request shall be irrevocable. No Revolving Advance shall be made available to Borrower during the continuance of an Event of Default.

          (b) Notwithstanding the provisions of (a) above, in the event Borrower desires to obtain a Eurodollar Rate Loan, Borrower shall give Agent at least three (3) Business Days' prior written notice (or telephonic notice promptly confirmed in writing), specifying (i) the date of the proposed borrowing (which shall be a Business Day), (ii) the type of borrowing and the amount on the date of such Revolving Advance to be borrowed, which amount shall be an integral multiple of one million dollars ($1,000,000), and (iii) the duration of the first Interest Period therefor. Interest Periods for Eurodollar Rate Loans shall be for one, two or three months; provided, if an Interest Period would end on a day that is not a Business Day, it shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the Interest Period shall end on the next preceding Business Day.

          (c) Each Interest Period of a Eurodollar Rate Loan shall commence on the date such Eurodollar Rate Loan is made and shall end on such date as Borrower may elect as set forth in
(b)(iii) above; provided that the exact length of each Interest Period shall be determined in accordance with the practice of the interbank market for offshore Dollar deposits and no Interest Period shall end after the last day of the Term.

          Borrower shall elect the initial Interest Period applicable to a Eurodollar Rate Loan by its notice of borrowing given to Agent pursuant to Section 2.2(b) hereof or by its notice of conversion given to Agent pursuant to Section 2.2(d) hereof, as the case may be. Borrower shall elect the duration of each succeeding Interest Period by giving irrevocable written notice (or by telephonic notice promptly confirmed in writing) to Agent of such duration not less than three (3) Business Days prior to the last day of the then current Interest Period applicable to such Eurodollar Rate Loan. If Agent does not receive timely notice of the Interest Period elected by Borrower, Borrower shall be deemed to have elected to convert to a Domestic Rate Loan subject to Section 2.2(d) hereof.

          (d) Provided that no Event of Default shall have occurred and be continuing, Borrower may, on the last Business Day of the then current Interest Period applicable to any outstanding Eurodollar Rate Loan, or on any Business Day with respect to Domestic Rate Loans, convert any such loan into a loan of another type in the same aggregate principal amount provided that any conversion of a Eurodollar Rate Loan shall be made only on the last Business Day of the then current Interest Period applicable to such Eurodollar Rate Loan. If Borrower desires to convert a loan, Borrower shall give Agent not less than three (3) Business Days' irrevocable prior written notice (or telephonic notice promptly confirmed in writing) to convert from a Domestic Rate Loan to a Eurodollar Rate Loan or one (1) Business Day's irrevocable prior written notice (or telephonic notice promptly confirmed in writing) to convert from a Eurodollar Rate Loan to a Domestic Rate Loan, specifying the date of such conversion, the loans to be converted and if the conversion is from a Domestic Rate Loan to a Eurodollar Rate Loan, the duration of the first Interest Period therefor. After giving effect to each such conversion, there shall not be outstanding more than six (6) Eurodollar Rate Loans, in the aggregate.

          (e) At its option and upon three (3) Business Days' prior written notice, Borrower may prepay the Eurodollar Rate Loans in whole at any time or in part from time to time, without premium or penalty (except as provided in Section 13.1 hereof), but with accrued interest on the principal being prepaid to the date of such repayment. Borrower shall specify the date of prepayment of Revolving Advances which are Eurodollar Rate Loans and the amount of such prepayment. In the event that any prepayment of a Eurodollar Rate Loan is required or made on a date other than the last Business Day of the then current Interest Period with respect thereto, Borrower shall indemnify Agent and Lenders therefor in accordance with Section 2.2(f) hereof.

          (f) Borrower shall indemnify Agent and Lenders and hold Agent and Lenders harmless from and against any and all losses or expenses that Agent and Lenders may sustain or incur as a consequence of any prepayment, conversion of or any default by Borrower in the payment of the principal of or interest on any Eurodollar Rate Loan or failure by Borrower to complete a borrowing of, a prepayment of or conversion of or to a Eurodollar Rate Loan after notice thereof has been given, including, but not limited to, any interest payable by Agent or Lenders to lenders of funds obtained by it in order to make or maintain its Eurodollar Rate Loans hereunder. A certificate as to any additional amounts payable pursuant to the foregoing sentence shall be submitted by Agent or any Lender to Borrower and shall be conclusive absent manifest error.

          (g) Notwithstanding any other provision hereof, if the adoption or implementation of, or any change in or in the interpretation or application of, any applicable law, treaty, regulation or directive shall make it unlawful for any Lender (for purposes of this Section 2.2(g), the term "Lender" shall include any Lender and the office or branch where any Lender or any corporation or bank controlling such Lender makes or maintains any Eurodollar Rate Loans) to make or maintain its Eurodollar Rate Loans, the obligation of Lenders to make Eurodollar Rate Loans hereunder shall forthwith be canceled and Borrower shall, if any affected Eurodollar Rate Loans are then outstanding, promptly upon request from Agent, at Borrower's option either pay all such affected Eurodollar Rate Loans or convert such affected Eurodollar Rate Loans into loans of another type. If any such payment or conversion of any Eurodollar Rate Loan is made on a day that is not the last day of the Interest Period applicable to such Eurodollar Rate Loan, Borrower shall pay Agent, upon Agent's request, such amount or amounts as may be necessary to compensate Lenders for any loss or expense sustained or incurred by Lenders in respect of such Eurodollar Rate Loan as a result of such payment or conversion, including (but not limited to) any interest or other amounts payable by Lenders to lenders of funds obtained by Lenders in order to make or maintain such Eurodollar Rate Loan. A certificate as to any additional amounts payable pursuant to the foregoing sentence shall be submitted by Lenders to Borrower and shall be conclusive absent manifest error.

     2.3. Disbursement of Advance Proceeds. All Advances shall be disbursed from whichever office or other place Agent may designate from time to time. During the Term, Borrower may use the Revolving Advances by borrowing, prepaying and reborrowing, all in accordance with the terms and conditions hereof. The proceeds of each Revolving Advance requested by Borrower or deemed to have been requested by Borrower under Section 2.2(a) hereof shall, with respect to requested Revolving Advances to the extent Lenders make such Revolving Advances, be made available to Borrower on the day so requested by way of credit to Borrower's operating account at PNC, or such other bank as Borrower may designate following notification to Agent, in Dollars and in immediately available funds or, with respect to Revolving Advances deemed to have been requested by Borrower, be disbursed to Agent to be applied to the outstanding Obligations giving rise to such deemed request.

     2.4. Maximum Advances. The aggregate balance of Advances outstanding at any time shall not exceed the lesser of (a)
Maximum Revolving Advance Amount or (b) the Formula Amount.

     2.5. Repayment of Advances.

          (a) The Revolving Advances shall be due and payable in full on the last day of the Term subject to earlier prepayment as herein provided.

          (b) Borrower recognizes that the amounts evidenced by checks, notes, drafts or any other items of payment relating to and/or proceeds of Collateral may not be collectible by Agent on the date received. In consideration of Agent's agreement to conditionally credit Borrower's Account as of the Business Day on which Agent receives those items of payment, Borrower agrees that, in computing the charges under this Agreement, all items of payment shall be deemed applied by Agent on account of the Obligations one (1) Business Days after the Business Day Agent receives such payments via wire transfer or electronic depository check. Agent is not, however, required to credit Borrower's Account for the amount of any item of payment which is unsatisfactory to Agent and Agent may charge Borrower's Account for the amount of any item of payment which is returned to Agent unpaid.

          (c) All payments of principal, interest and other amounts payable hereunder, or under any of the related agreements shall be made to Agent at the Payment Office not later than 1:00 p.m. (New York city time) on the due date therefor in lawful money of the United States of America in federal funds or other funds immediately available to Agent. Agent shall have the right to effectuate payment on any and all Obligations due and owing hereunder by charging Borrower's Account or by making Revolving Advances as provided in Section 2.2 hereof.

          (d) Borrower shall pay principal, interest, and all other amounts payable hereunder, or under any Other Document, without any deduction whatsoever, including, but not limited to, any deduction for any setoff or counterclaim. In addition, any and all payments made by Borrower hereunder or under any Other Document shall be made free and clear and without deduction for any present or future taxes, levies, imposts, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on Agent's, any Issuer's or any Lender's income or profits (all such non-excluded taxes, levies, imposts, charges or withholdings and liabilities being hereinafter referred to as "Taxes". If Borrower shall be required by law to withhold or deduct any Taxes from or in respect of any sum payable by Borrower hereunder or under any Other Document to Agent, any Issuer or any Lender, (x) such sum payable shall be increased as may be necessary so that after making all required withholdings or deductions, Agent, such Issuer or such Lender, as the case may be, receives an amount equal to the sum it would have received had no such withholdings or deductions been made, (y) Borrower shall make such withholdings or deductions, and (z) Borrower shall pay the full amount withheld or deducted to the relevant Governmental Body in accordance with applicable law. Borrower will indemnify Agent, each Issuer and each Lender, and reimburse each on demand and certification for the full amount of all Taxes incurred or paid by Agent, such Issuer or such Lender, as the case may be, and any liability arising therefrom or with respect thereto, whether or not such Taxes were correctly or lawfully payable. A certificate of Agent, such Issuer or such Lender setting forth the amount payable under this Section 4.13 shall be delivered to Borrower and shall be conclusive absent manifest error.

     2.6. Repayment of Excess Advances. The aggregate balance of Advances outstanding at any time in excess of the maximum amount of Advances permitted hereunder shall be immediately due and payable without the necessity of any demand, at the Payment Office, whether or not a Default or Event of Default has occurred.

     2.7. Statement of Account. Agent shall maintain, in accordance with its customary procedures, a loan account (" Borrower's Account") in the name of Borrower in which shall be recorded the date and amount of each Advance made by Agent and the date and amount of each payment in respect thereof; provided, however, the failure by Agent to record the date and amount of any Advance shall not adversely affect Agent or any Lender. Each month, Agent shall send to Borrower a statement showing the accounting for the Advances made, payments made or credited in respect thereof, and other transactions between Agent and Borrower, during such month. The monthly statements shall be deemed correct and binding upon Borrower in the absence of manifest error and shall constitute an account stated between Lenders and Borrower unless Agent receives a written statement of Borrower' specific exceptions thereto within thirty (30) days after such statement is received by Borrower. The records of Agent with respect to the loan account shall be conclusive evidence absent manifest error of the amounts of Advances and other charges thereto and of payments applicable thereto.

     2.8. Letters of Credit. Subject to the terms and conditions hereof, Agent shall (a) issue or cause the issuance of (a) irrevocable standby letters of credit denominated in Dollars issued to support obligations of Borrower in the ordinary course of business (the "Standby Letters of Credit", or (b) irrevocable sight documentary letters of credit denominated in Dollars issued in respect to the purchase of goods by Borrower in the ordinary course of business (the "Trade Letters of Credit" and, together with the Standby Letters of Credit, the "Letters of Credit") on behalf of Borrower; provided, however, that Agent will not be required to issue or cause to be issued any Letters of Credit to the extent that the face amount of such Letters of Credit would then cause the sum of (A) the outstanding Revolving Advances plus
(B) outstanding Letters of Credit to exceed the lesser of (1) the Maximum Revolving Advance Amount or (2) the Formula Amount. The maximum amount of outstanding Letters of Credit shall not exceed five million dollars ($5,000,000) in the aggregate at any time. All disbursements or payments related to Letters of Credit shall be deemed to be Domestic Rate Loans consisting of Revolving Advances and shall bear interest at the Revolving Interest Rate for Domestic Rate Loans; Letters of Credit that have not been drawn upon shall not bear interest.

     2.9. Issuance of Letters of Credit.

          (a) Borrower may request Agent to issue or cause the issuance of a Letter of Credit by delivering to Agent at the Payment Office, Issuer's form of Letter of Credit Application (the "Letter of Credit Application") completed to the satisfaction of Issuer; and, such other certificates, documents and other papers and information as Agent may reasonably request. Borrower also has the right to give instructions and make agreements with respect to any application, any applicable letter of credit and security agreement, any applicable letter of credit reimbursement agreement and/or any other applicable agreement, any letter of credit and the disposition of documents, disposition of any unutilized funds, and to agree with Agent upon any amendment, extension or renewal of any Letter of Credit.

          (b)  Each Letter of Credit shall, among other things,
(i) be in a form customarily used by the Issuer or in such other form as has been approved by the Issuer, and (ii) have an expiry date not later than one (1) year after such Letter of Credit's date of issuance and in no event later than one (1) month prior to the last day of the Term. Each Letter of Credit shall be subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, and any amendments or revision thereof adhered to by the Issuer and, to the extent not inconsistent therewith, the laws of the State of New York.

          (c)  Agent shall use its reasonable efforts to notify
Lenders of the request by Borrower for a Letter of Credit hereunder.

     2.10.     Requirements For Issuance of Letters of Credit.

          (a) In connection with the issuance of any Letter of Credit, Borrower shall indemnify, save and hold Agent, each Lender and each Issuer harmless from any loss, cost, expense or liability, including, without limitation, payments made by Agent, any Lender or any Issuer and expenses and reasonable attorneys' fees incurred by Agent, any Lender or Issuer arising out of, or in connection with, any Letter of Credit to be issued for Borrower, except to the extent due to Agent's, a Lenders or an Issuer's gross (not mere) negligence or willful misconduct. Borrower shall be bound by Agent's or any Issuer's policies and good faith interpretations of any Letter of Credit issued for Borrower's account, although this interpretation may be different from its own; and, neither Agent, nor any Lender, nor any Issuer nor any of their correspondents shall be liable for any error, negligence, or mistakes, whether of omission or commission, in following Borrower's instructions or those contained in any Letter of Credit or of any modifications, amendments or supplements thereto or in issuing or paying any Letter of Credit, except for Agent's, any Lender's, any Issuer's or such correspondents' gross (not mere) negligence or willful misconduct.

          (b) Borrower shall authorize and direct any Issuer to name Borrower as the "Applicant" or "Account Party" of each Letter of Credit. If Agent is not the Issuer of any Letter of Credit, Borrower shall authorize and direct the Issuer to deliver to Agent all instruments, documents, and other writings and property received by the Issuer pursuant to the Letter of Credit and to accept and rely upon Agent's instructions and agreements with respect to all matters arising in connection with the Letter of Credit, the application therefor or any acceptance thereof.

          (c) In connection with all Letters of Credit issued or caused to be issued by Agent under this Agreement, Borrower hereby appoints Agent, or its designee, as its attorney, with full power and authority if an Event of Default shall have occurred and be continuing, (i) to sign and/or endorse Borrower's name upon any warehouse or other receipts, letter of credit applications and acceptances; (ii) to sign Borrower's name on bills of lading; (iii) to clear Inventory through the United States of America Customs Department ("Customs") in the name of Borrower or Agent or Agent's designee, and to sign and deliver to Customs officials powers of attorney in the name of Borrower for such purpose; and (iv) to complete in Borrower's name or Agent's, or in the name of Agent's designee, any order, sale or transaction, obtain the necessary documents in connection therewith, and collect the proceeds thereof. Neither Agent nor its attorneys will be liable for any acts or omissions nor for any error of judgment or mistakes of fact or law, except for Agent's or its attorney's gross (not mere) negligence or willful misconduct. This power, being coupled with an interest, is irrevocable as long as any Letters of Credit remain outstanding.

          (d) Each Lender shall to the extent of the percentage amount equal to the product of such Lender's Commitment Percentage times the aggregate amount of all unreimbursed reimbursement obligations arising from disbursements made or obligations incurred with respect to the Letters of Credit be deemed to have irrevocably purchased an undivided participation in each such unreimbursed reimbursement obligation. In the event that at the time a disbursement is made the unpaid balance of Revolving Advances plus the outstanding amount of other Letters of Credit exceeds or would exceed, with the making of such disbursement, the lesser of the Maximum Revolving Advance Amount or the Formula Amount, and such disbursement is not reimbursed by Borrower within two (2) Business Days, Agent shall promptly notify each Lender and upon Agent's demand each Lender shall pay to Agent such Lender's proportionate share of such unreimbursed disbursement together with such Lender's proportionate share of Agent's unreimbursed costs and expenses relating to such unreimbursed disbursement. Upon receipt by Agent of a repayment from Borrower of any amount disbursed by Agent for which Agent had already been reimbursed by Lenders, Agent shall deliver to each Lender that Lender's pro rata share of such repayment. Each Lender's participation commitment shall continue until the last to occur of any of the following events: (A) Agent ceases to be obligated to issue or cause to be issued Letters of Credit hereunder; (B) no Letter of Credit issued hereunder remains outstanding and unconcealed or (C) all Persons (other than Borrower) have been fully reimbursed for all payments made under or relating to Letters of Credit.

     2.11. Additional Payments. Any sums expended by Agent or any Lender due to Borrower's failure to perform or comply with its obligations under this Agreement or any Other Document including, without limitation, Borrower's obligations under Sections 4.2, 4.4, 4.12, 4.13, 4.14 and 6.1 hereof, may be charged to Borrower's Account as a Revolving Advance and added to the Obligations.

     2.12.     Manner of Borrowing and Payment.

          (a) Each borrowing of Revolving Advances shall be advanced according to the applicable Commitment Percentages of Lenders.

          (b) Each payment (including each prepayment) by Borrower on account of the principal of and interest on the Revolving Advances, shall be applied to the Revolving Advances pro rata according to the applicable Commitment Percentages of Lenders. Except as expressly provided herein, all payments (including prepayments) to be made by Borrower on account of principal, interest and fees shall be made without set-off or counterclaim and shall be made to Agent on behalf of the Lenders to the Payment Office, in each case on or prior to 1:00 p.m. (New York City time), in Dollars and in immediately available funds.

          (c) (i) Notwithstanding anything to the contrary contained in Sections 2.12(a) and (b) hereof, commencing with the first Business Day following the Closing Date, each borrowing of Revolving Advances shall be advanced by Agent and each payment by Borrower on account of Revolving Advances shall be applied first to those Revolving Advances advanced by Agent. On or before 1:00 p.m. (New York City time), on each Settlement Date commencing with the first Settlement Date following the Closing Date, Agent and Lenders shall make certain payments as follows: (A) if the aggregate amount of new Revolving Advances made by Agent during the preceding Week (if any) exceeds the aggregate amount of repayments applied to outstanding Revolving Advances during such preceding Week, then each Lender shall provide Agent with funds in an amount equal to its applicable Commitment Percentage of the difference between (1) such Revolving Advances and (2) such repayments and (B) if the aggregate amount of repayments applied to outstanding Revolving Advances during such Week exceeds the aggregate amount of new Revolving Advances made during such Week, then Agent shall provide each Lender with funds in an amount equal to its applicable Commitment Percentage of the difference between (1) such repayments and (2) such Revolving Advances.

               (ii) Each Lender shall be entitled to earn interest at the applicable Revolving Interest Rate on outstanding
Revolving Advances which it has funded.

               (iii) Promptly following each Settlement Date, Agent shall submit to each Lender a certificate with respect to payments received and Revolving Advances made during the Week immediately preceding such Settlement Date. Such certificate of Agent shall be conclusive in the absence of manifest error.

          (d) If any Lender or Participant (a "benefitted Lender") shall at any time receive any payment of all or part of its Advances, or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment to and Collateral received by any other Lender, if any, in respect of such other Lender's Advances, or interest thereon, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder, such benefitted Lender shall purchase for cash from the other Lenders a participation in such portion of each such other Lender's Advances, or shall provide each such other Lender with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each Lender; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Each Lender so purchasing a portion of another Lender's Advances may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

          (e) Unless Agent shall have been notified by telephone, confirmed in writing, by any Lender that such Lender will not make the amount which would constitute its applicable Commitment Percentage of the Advances available to Agent, Agent may (but shall not be obligated to) assume that such Lender shall make such amount available to Agent on the next Settlement Date and, in reliance upon such assumption, make available to Borrower a corresponding amount. Agent will promptly notify Borrower of its receipt of any such notice from a Lender. If such amount is made available to Agent on a date after such next Settlement Date, such Lender shall pay to Agent on demand an amount equal to the product of (i) the daily average Federal Funds Rate (computed on the basis of a year of 360 days) during such period as quoted by Agent, times (ii) such amount, times (iii) the number of days from and including such Settlement Date to the date on which such amount becomes immediately available to Agent. A certificate of Agent submitted to any Lender with respect to any amounts owing under this paragraph (e) shall be conclusive, in the absence of manifest error. If such amount is not in fact made available to Agent by such Lender within three (3) Business Days after such Settlement Date, Agent shall be entitled to recover such an amount, with interest thereon at the rate per annum then applicable to Revolving Advances hereunder, on demand from Borrower; provided, however, that Agent's right to such recovery shall not prejudice or otherwise adversely affect Borrower' rights (if any) against such Lender.

     2.13. Use of Proceeds. Borrower shall apply the proceeds of Advances to (a) repay existing indebtedness owed to IBJ Schroder Bank & Trust Company and General Electric Capital Corporation, (b) pay fees and expenses relating to this transaction, and (c) to provide for its working capital needs, including, without limitation, for capital expenditures to the extent permitted hereunder.

     2.14.     Defaulting Lender.

          (a) Notwithstanding anything to the contrary contained herein, in the event any Lender (x) has refused (which refusal constitutes a breach by such Lender of its obligations under this Agreement) to make available its portion of any Advance or (y) notifies either Agent or Borrower that it does not intend to make available its portion of any Advance (if the actual refusal would constitute a breach by such Lender of its obligations under this Agreement) (each, a "Lender Default"), all rights and obligations hereunder of such Lender (a "Defaulting Lender") as to which a Lender Default is in effect and of the other parties hereto shall be modified to the extent of the express provisions of this
Section 2.14 while such Lender Default remains in effect.

          (b) Advances shall be incurred pro rata from Lenders (the "Non-Defaulting Lenders") which are not Defaulting Lenders based on their respective Commitment Percentages, and no Commitment Percentage of any Lender or any pro rata share of any Advances required to be advanced by any Lender shall be increased as a result of such Lender Default. Amounts received in respect of principal of any type of Advances shall be applied to reduce the applicable Advances of each Lender pro rata based on the aggregate of the outstanding Advances of that type of all Lenders at the time of such application; provided, that, such amount shall not be applied to any Advances of a Defaulting Lender at any time when, and to the extent that, the aggregate amount of Advances of any Non-Defaulting Lender exceeds such Non-Defaulting Lender's Commitment Percentage of all Advances then outstanding.

          (c) A Defaulting Lender shall not be entitled to give instructions to Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the Other Documents. All amendments, waivers and other modifications of this Agreement and the Other Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of "Required Lenders", a Defaulting Lender shall be deemed not to be a Lender and not to have Advances outstanding.

          (d) Other than as expressly set forth in this Section 2.14, the rights and obligations of a Defaulting Lender (including the obligation to indemnify Agent) and the other parties hereto shall remain unchanged. Nothing in this Section
2.15 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the Other Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which Borrower, Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.

          (e) In the event a Defaulting Lender retroactively cures to the satisfaction of Agent the breach which caused a Lender to become a Defaulting Lender, such Defaulting Lender shall no longer be a Defaulting Lender and shall be treated as a Lender under this Agreement.

          (f) In the event and for so long as a Defaulting Lender fails to cure to the reasonable satisfaction of Borrower the breach which caused such Lender to become a Defaulting Lender, Borrower shall have the right to require such Defaulting Lender to sell, assign and transfer all of such Defaulting Lender's rights and interests under this Agreement (including, without limitation, all of such Defaulting Lender's outstanding Advances, commitments to make additional Advances and participating interests in outstanding Letters of Credit) to a Purchasing Lender designated by Agent and reasonably acceptable to Borrower, upon the terms set forth in Section 15.3(c) hereof; provided that such Defaulting Lender shall be obligated to pay the fee set forth in Section 15.3(c) hereof.


III. INTEREST AND FEES.

     3.15. Interest. Interest on Revolving Advances shall be payable in arrears on the first day of each month with respect to Domestic Rate Loans and, with respect to Eurodollar Rate Loans, at the end of each Interest Period. Interest charges shall be computed on the actual principal amount of Revolving Advances outstanding during the month (the "Monthly Advances") at a rate per annum equal to the applicable Revolving Interest Rate. Whenever, subsequent to the date of this Agreement, the Base Rate is increased or decreased, the Revolving Interest Rate for Domestic Rate Loans shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Base Rate during the time such change or changes remain in effect. The Eurodollar Rate shall be adjusted with respect to Eurodollar Rate Loans without notice or demand of any kind on the effective date of any change in the Reserve Percentage as of such effective date. Upon and after the occurrence and during the continuance of an Event of Default, (i) the Obligations other than Eurodollar Rate Loans shall bear interest at the applicable Revolving Interest Rate for Domestic Loans plus two percent (2%) per annum and (ii) Eurodollar Rate Loans shall bear interest at the Revolving Interest Rate for Eurodollar Rate Loans plus two percent (2%) per annum (as applicable, the "Default Rate").

     3.16. Letter of Credit Fees. Borrower shall pay (a) to Agent, for the benefit of Lenders, fees for each Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to the average daily face amount of each outstanding Letter of Credit multiplied by one and three-quarters percent (1-3/4%) per annum, such fees to be calculated on the basis of a 360-day year for the actual number of days elapsed and to be payable monthly in arrears on the first day of each month and on the last day of the Term and (b) to the Issuer, any and all fees and expenses as agreed upon by the Issuer and Borrower in connection with any Letter of Credit, including, without limitation, in connection with the opening, amendment or renewal of any such Letter of Credit and any acceptances created thereunder and shall reimburse Agent for any and all fees and expenses, if any, paid by Agent to the Issuer (all of the foregoing fees, the "Letter of Credit Fees"). Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in the Issuer's prevailing charges for that type of transaction. All Letter of Credit Fees payable hereunder shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or proration upon the termination of this Agreement for any reason.

     3.17. Facility Fee. If, for any month during the Term, the average daily unpaid balance of the Revolving Advances for each day of such month does not equal the Maximum Revolving Advance Amount, then Borrower shall pay to Agent for the ratable benefit of Lenders a fee at a rate equal to three-eighths of one percent (.375%) per annum on the amount by which the Maximum Revolving Advance Amount exceeds such average daily unpaid balance. Such fee shall be payable quarterly in arrears on the first day of each calendar quarter and on the last day of the Term.

     3.18. Additional Fees. Borrower shall pay to Agent all fees specified in the Fee Letter in the amounts and at the times specified therein.

     3.19. Computation of Interest and Fees. Interest and fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the Revolving Interest Rate for Domestic Rate Loans during such extension.

     3.20. Maximum Charges. In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under law. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under law, such excess amount shall be first applied to any unpaid principal balance owed by Borrower, and if the then remaining excess amount is greater than the previously unpaid principal balance, Lenders shall promptly refund such excess amount to Borrower and the provisions hereof shall be deemed amended to provide for such permissible rate.

     3.21. Increased Costs. In the event that the adoption or implementation of, or any change in or in the interpretation or application of, any applicable law, treaty or governmental regulation, or compliance by any Lender (for purposes of this Section 3.7, the term "Lender" shall include Agent, any Issuer or any Lender and any corporation or bank controlling Agent, any Issuer or any Lender) and the office or branch where Agent or any Lender makes or maintains any Eurodollar Rate Loans with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

          (a) subject Agent or any Lender to any tax of any kind whatsoever with respect to this Agreement or any Other Document or change the basis of taxation of payments to Agent or any Lender of principal, fees, interest or any other amount payable hereunder or under any Other Documents (except for changes in the rate of tax on the overall net income of Agent or any Lender by the jurisdiction in which it maintains its principal office);

          (b) impose, modify or hold applicable any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Agent or any Lender, including (without limitation) pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

          (c) impose on Agent or any Lender or the London interbank Eurodollar market any other condition with respect to this Agreement or any Other Document;

and the result of any of the foregoing is to increase the cost to Agent or any Lender of making, renewing or maintaining its Advances hereunder by an amount that Agent or such Lender deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Advances by an amount that Agent or such Lender deems to be material, then, in any case Borrower shall promptly pay Agent or such Lender, upon its demand and written certification, such additional amount as will compensate Agent or such Lender for such additional cost or such reduction, as the case may be, provided that the foregoing shall not apply to increased costs which are reflected in the Eurodollar Rate. Agent or such Lender shall certify in writing the amount of such additional cost or reduced amount to Borrower, and such certification shall be conclusive absent manifest error.

     3.22.     Basis For Determining Interest Rate Inadequate or
Unfair. In the event that Agent or any Lender shall have determined that:

          (a) reasonable means do not exist for ascertaining the Eurodollar Rate for any Interest Period; or

          (b) Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank Eurodollar market, with respect to an outstanding Eurodollar Rate Loan, a proposed Eurodollar Rate Loan, or a proposed conversion of a Domestic Rate Loan into a Eurodollar Rate Loan;

then Agent shall give Borrower prompt written, telephonic or telegraphic notice of such determination. If such notice is given, (i) any such requested Eurodollar Rate Loan shall be made as a Domestic Rate Loan, unless Borrower shall notify Agent in writing (or by telephone and promptly confirmed in writing) no later than 10:00 a.m. (New York City time) two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be canceled or made as an unaffected type of Eurodollar Rate Loan, (ii) any Domestic Rate Loan or Eurodollar Rate Loan which was to have been converted to an affected type of Eurodollar Rate Loan shall be continued as or converted into a Domestic Rate Loan, or, if Borrower shall notify Agent in writing (or by telephone and promptly confirmed in writing), no later than 10:00 a.m. (New York City time) two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of Eurodollar Rate Loan, and
(iii) any outstanding affected Eurodollar Rate Loans shall be converted into a Domestic Rate Loan, or, if Borrower shall notify Agent in writing (or by telephone and promptly confirmed in writing), no later than 10:00 a.m. (New York City time) two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected Eurodollar Rate Loan, shall be converted into an unaffected type of Eurodollar Rate Loan on the last Business Day of the then current Interest Period for such affected Eurodollar Rate Loan. Until such notice has been withdrawn, Lenders shall have no obligation to make an affected type of Eurodollar Rate Loan or maintain outstanding affected Eurodollar Rate Loans and Borrower shall not have the right to convert a Domestic Rate Loan or an unaffected type of Eurodollar Rate Loan into an affected type of Eurodollar Rate Loan.

     3.23.     Capital Adequacy.

          (a) In the event that Agent or any Lender shall have determined that the adoption or implementation of, or any change in, any applicable law, rule, regulation or guideline regarding capital adequacy, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Agent or any Lender (for purposes of this Section 3.9, the term "Lender" shall include Agent, any Issuer or any Lender and any corporation or bank controlling Agent, any Issuer or any Lender) and the office or branch where Agent or any Lender makes or maintains any Eurodollar Rate Loans with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Agent or any Lender's capital as a consequence of its obligations hereunder to a level below that which Agent or such Lender could have achieved but for such adoption, change or compliance (taking into consideration Agent's and each Lender's policies with respect to capital adequacy) by an amount deemed by Agent or any Lender to be material, then, from time to time, Borrower shall pay to Agent or such Lender, upon request and written certification, such additional amount or amounts as will compensate Agent or such Lender for such reduction. In determining such amount or amounts, Agent or such Lender may use any reasonable averaging or attribution methods. The protection of this Section 3.9 shall be available to Agent and each Lender regardless of any possible contention of invalidity or inapplicability with respect to the applicable law, regulation or condition.

          (b) A certificate of Agent or such Lender setting forth such amount or amounts as shall be necessary to compensate Agent or such Lender with respect to Section 3.9(a) hereof shall be delivered to Borrower and shall be conclusive absent manifest error.


IV.  COLLATERAL:  GENERAL TERMS

     4.24. Security Interest in the Collateral. To secure the prompt payment and performance to Agent and each Lender of the Obligations, Borrower hereby assigns, pledges and grants to Agent for the ratable benefit of each Lender a continuing security interest in and to all of the Collateral, whether now owned or existing or hereafter acquired or arising and wheresoever located. Borrower shall mark its books and records as may be necessary or appropriate to evidence, protect and perfect Agent's security interest and shall cause its financial statements to reflect such security interest.

     4.25. Perfection of Security Interest. Borrower shall take all action that may be necessary or desirable, or that Agent may request, so as at all times to maintain the validity, perfection, enforceability and priority of Agent's security interest in the Collateral or to enable Agent to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to, (i) immediately discharging all Liens other than Permitted Encumbrances, (ii) obtaining landlords' or mortgagees' lien waivers, (iii) delivering to Agent, endorsed or accompanied by such instruments of assignment as Agent may specify, and stamping or marking, in such manner as Agent may specify, any and all chattel paper, instruments, letters of credits and advices thereof and documents evidencing or forming a part of the Collateral, (iv) entering into warehousing, lockbox and other custodial arrangements satisfactory to Agent, including, without limitation, those contemplated by Section 8.1(r) hereof, and (v) executing and delivering financing statements, instruments of pledge and notices and assignments, in each case in form and substance satisfactory to Agent, relating to the creation, validity, perfection, maintenance or continuation of Agent's security interest under the Uniform Commercial Code or other applicable law. Agent is hereby authorized to file financing statements signed by Agent instead of Borrower in accordance with Section 9-402(2)(e) of the Uniform Commercial Code as adopted in the State of New York if a Default or Event of Default has occurred or is continuing, or at any other time if Agent has requested that Borrower sign such financing statements and Borrower has failed to do so within three (3) Business Days. All charges, expenses and fees Agent may incur in doing any of the foregoing, and any local taxes relating thereto, shall be charged to Borrower's Account as a Revolving Advance of a Domestic Rate Loan and added to the Obligations, or, at Agent's option, shall be paid to Agent for the ratable benefit of Lenders promptly upon demand.

     4.26. Disposition of Collateral. Borrower will safeguard and protect all Collateral for Agent's general account and make no disposition thereof whether by sale, lease or otherwise except (a) the sale of Inventory in the ordinary course of business, (b) the disposition or transfer of obsolete and worn-out Equipment and Equipment no longer used by Borrower, in each case in the ordinary course of business, and (c) the contribution or transfer of property and assets to the Costs Rican Joint Venture to the extent permitted under Sections 7.4 and 7.5 hereof.

     4.27. Preservation of Collateral. Following the occurrence and during the continuance of an Event of Default, in addition to the rights and remedies set forth in Section 11.1 hereof, Agent: (a) may at any time take such steps as Agent reasonably deems necessary to protect Agent's interest in and to preserve the Collateral, including the hiring of such security guards or the placing of other security protection measures as Agent may deem appropriate; (b) may employ and maintain at any of Borrower's premises a custodian who shall have full authority to do all acts necessary to protect Agent's interests in the Collateral; (c) may lease warehouse facilities to which Agent may move all or part of the Collateral; (d) may use Borrower's owned or leased lifts, hoists, trucks and other facilities or equipment for handling or removing the Collateral; and (e) shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any of Borrower's owned or leased property. Borrower shall cooperate fully with all of Agent's efforts to preserve the Collateral and will take such actions to preserve the Collateral as Agent may direct. All of Agent's expenses of preserving the Collateral, including any expenses relating to the bonding of a custodian, shall be charged to Borrower's Account as a Revolving Advance of a Domestic Rate Loan and added to the Obligations.

     4.28. Ownership of Collateral. With respect to the Collateral, at the time the Collateral becomes subject to Agent's security interest: (a) Borrower shall be the sole owner of and fully authorized and able to sell, transfer, pledge and/or grant a first priority (subject to Permitted Encumbrances) security interest in each and every item of the Collateral to Agent; and, except for Permitted Encumbrances the Collateral shall be free and clear of all Liens whatsoever; (b) each document and agreement executed by Borrower or delivered to Agent or any Lender in connection with this Agreement shall be true and correct in all material respects; (c) all signatures and endorsements of Borrower that appear on such documents and agreements shall be genuine and Borrower shall have full capacity to execute same; and (d) Borrower's Equipment and Inventory shall be located as set forth on Schedule 4.5 hereto and shall not be removed from such location(s) (other than another location listed on Schedule 4.5 hereto) without the prior written consent of Agent except to the extent permitted in Section 4.3 hereof.

     4.29.     Defense of Agent's and Lenders' Interests.  Until
(a) payment and performance in full of all of the Obligations and
(b) termination of this Agreement, Agent's interests in the Collateral shall continue in full force and effect. During such period Borrower shall not, without Agent's prior written consent, pledge, sell (except Inventory in the ordinary course of business and Equipment to the extent permitted in Section 4.3 hereof), assign, transfer, create or suffer to exist a Lien upon or encumber or allow or suffer to be encumbered in any way except for Permitted Encumbrances, any part of the Collateral. Borrower shall defend Agent's interests in the Collateral against any and all Persons whatsoever. At any time following demand by Agent for payment of all Obligations pursuant to Section 11.1 hereof, Agent shall have the right to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained, including without limitation: labels, stationery, documents, instruments and advertising materials. If Agent exercises this right to take possession of the Collateral, Borrower shall, upon demand, assemble it in the best manner possible and make it available to Agent at a place reasonably convenient to Agent. In addition, with respect to all Collateral, Agent and Lenders shall be entitled to all of the rights and remedies set forth herein and further provided by the Uniform Commercial Code or other applicable law. Borrower shall, and Agent may, at its option, instruct all suppliers, carriers, forwarders, warehouses or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest to deliver same to Agent and/or subject to Agent's order and if they shall come into Borrower's possession, they, and each of them, shall be held by Borrower in trust as Agent's trustee, and Borrower will immediately deliver them to Agent in their original form together with any necessary endorsement.

     4.30. Books and Records. Borrower shall (a) keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs; (b) set up on its books accruals with respect to all taxes, assessments, charges, levies and claims; and (c) on a reasonably current basis set up on its books, from its earnings, allowances against doubtful Receivables, advances and investments and all other proper accruals (including, without limitation by reason of enumeration, accruals for premiums, if any, due on required payments and accruals for depreciation, obsolescence, or amortization of properties), which should be set aside from such earnings in connection with its business; in each instance in accordance with GAAP. All determinations pursuant to this Section 4.7 shall be made in accordance with, or as required by, GAAP consistently applied.

     4.31. Financial Disclosure. Borrower hereby irrevocably authorizes and directs all accountants and auditors employed by Borrower at any time during the Term to exhibit and deliver to Agent and each Lender copies of any of Borrower's financial statements, trial balances or other accounting records of any sort in the accountant's or auditor's possession, and to disclose to Agent and each Lender any information such accountants may have concerning Borrower's financial status and business operations.

     4.32. Compliance with Laws. Borrower shall comply in all material respects with all acts, rules, regulations and orders of any legislative, administrative or judicial body or official applicable to the Collateral or any part thereof or to the operation of Borrower's business the non-compliance with which could reasonably be expected to have a Material Adverse Effect. Borrower may, however, contest or dispute any such acts, rules, regulations, orders and directions of those bodies or officials in any reasonable manner, provided that any related Lien is inchoate or stayed and sufficient reserves are established to the reasonable satisfaction of Agent to protect Agent's Lien on or security interest in the Collateral. The Collateral at all times shall be maintained in accordance with the requirements of all insurance carriers which provide insurance with respect to the Collateral so that such insurance shall remain in full force and effect.

     4.33. Inspection of Premises. At all reasonable times and, provided that no Event of Default has occurred and is continuing, upon reasonable advance notice, Agent and each Lender shall have full access to and the right to audit, check, inspect and make abstracts and copies from Borrower's books, records, audits, correspondence and all other papers relating to the Collateral and the operation of Borrower's business. Agent, any Lender and their agents may enter upon any of Borrower's premises at any time during business hours and at any other reasonable time, and from time to time, for the purpose of inspecting the Collateral and any and all records pertaining thereto and the operation of Borrower's business.

     4.34. Insurance. Borrower shall bear the full risk of any loss of any nature whatsoever with respect to the Collateral. At Borrower's own cost and expense in amounts and with carriers reasonably acceptable to Agent, Borrower shall (a) keep all its insurable properties and properties in which Borrower has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to Borrower's including, without limitation, business interruption insurance;,
(b) maintain a bond in such amounts as is customary in the case of companies engaged in businesses similar to Borrower insuring against larceny, embezzlement or other criminal misappropriation of insured's officers and employees who may either singly or jointly with others at any time have access to the assets or funds of Borrower either directly or through authority to draw upon such funds or to direct generally the disposition of such assets; (c) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (d) maintain all such worker's compensation or similar insurance as may be required under the laws of any state or jurisdiction in which Borrower is engaged in business;
(e) furnish Agent with (i) copies of all policies (if requested) and evidence of the maintenance of such policies by the renewal thereof at least thirty (30) days before any expiration date, and
(ii) appropriate loss payable endorsements in form and substance reasonably satisfactory to Agent, naming Agent as a co-insured and loss payee as its interests may appear with respect to all insurance coverage referred to in clauses (a) and (b) above, and providing (1) that all proceeds thereunder shall be payable to Agent, (2) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (3) that such policy and loss payable clauses may not be canceled, amended or terminated unless at least thirty (30) days' prior written notice is given to Agent. In the event of any loss thereunder, the carriers named therein hereby are directed by Agent and Borrower to make payment for such loss to Agent and not to Borrower and Agent jointly. If any such insurance losses are paid by check, draft or other instrument payable to Borrower and Agent jointly, Agent may endorse Borrower's name thereon and do such other things as Agent may deem advisable to reduce the same to cash. Agent is hereby authorized, after the occurrence and during the continuance of an Event of Default, to adjust and compromise claims under insurance coverage referred to in clauses (a) and (b) above. All loss recoveries received by Agent upon any such insurance may be applied to the Obligations, in such order as Agent in its sole discretion shall determine. Any surplus shall be paid by Agent to Borrower or applied as may be otherwise required by law. Any deficiency thereon shall be paid by Borrower to Agent, on demand. Anything hereinabove to the contrary notwithstanding, and subject to the fulfillment of the conditions set forth below, Agent shall remit to Borrower insurance proceeds received by Agent during any calendar year under insurance policies procured and maintained by Borrower which insure (1) Borrowers' insurable properties which do not constitute Collateral, and (2) Borrowers' insurable properties, whether or not they constitute Collateral, to the extent such insurance proceeds do not exceed five hundred thousand dollars ($500,000) in the aggregate during such calendar year or two hundred fifty thousand dollars ($250,000) per occurrence. In the event the amount of insurance proceeds received by Agent for any occurrence exceeds such amounts, then Agent may, in its sole discretion, either remit the insurance proceeds to Borrower upon Borrower providing Agent with evidence reasonably satisfactory to Agent that the insurance proceeds will be used by Borrower to repair, replace or restore the insured property which was the subject of the insurable loss, or apply the proceeds to the Obligations. The agreement of Agent to remit insurance proceeds in the manner above provided shall be subject in each instance to satisfaction of each of the following conditions: (x) no Event of Default shall then have occurred and be continuing, and (y) Borrower shall use such insurance proceeds to repair, replace or restore the insurable property which was the subject of the insurable loss (to the extent not already repaired, replaced or restored).

     4.35. Failure to Pay Insurance. If Borrower fails to obtain insurance as hereinabove provided, or to keep the same in force, Agent, if Agent so elects, may obtain such insurance and pay the premium therefor on behalf of Borrower, and charge Borrower's Account therefor as a Revolving Advance of a Domestic Rate Loan and such expenses so paid shall be part of the Obligations.

     4.36. Payment of Taxes. Borrower will pay, when due, all taxes, assessments and other Charges lawfully levied or assessed upon Borrower or any of the Collateral including, without limitation, real and personal property taxes, assessments and charges and all franchise, income, employment, social security benefits, withholding, and sales taxes, in each case except to the extent being contested in good faith and by appropriate proceedings and with respect to which proper reserves have been taken by Borrower in accordance with GAAP.

     4.37. Payment of Leasehold Obligations. Borrower shall at all times pay, when and as due, its rental obligations under all leases under which it is a tenant, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect (and, at Agent's reasonable request will provide evidence of having done so), except, in any such case where the failure to pay such obligations or comply with such terms or to keep such leases in full force and effect would not reasonably be expected to have a Material Adverse Effect.

     4.38.     Receivables.

          (a) Nature of Receivables. Each of the Receivables shall be a bona fide and valid account representing a bona fide indebtedness incurred by the Customer therein named, for a fixed sum as set forth in the invoice or other documentary evidence relating thereto (provided immaterial or unintentional errors in any invoice or other documentary evidence shall not be deemed to be a breach hereof) with respect to the sale or lease and delivery of goods upon stated terms of Borrower, or work, labor or services theretofore rendered by Borrower as of the date each Receivable is created. Same shall be due and owing in accordance with Borrower's customary terms of sale without asserted dispute, setoff or counterclaim except as may be stated in the books and records of Borrower.

          (b) Solvency of Customers. Each Customer, to the best of Borrower's knowledge, as of the date each Receivable is created, is and will be solvent and able to pay all Receivables on which the Customer is obligated in full when due or with respect to such Customers of Borrower who are not solvent Borrower has set up on its books and in its financial records bad debt reserves adequate to cover such Receivables.

          (c) Locations of Borrower. Borrower's chief executive office is located at the addresses set forth on Schedule 4.15(c) hereto. Until written notice is given to Agent by Borrower of any other office at which Borrower keeps its records pertaining to Receivables, all such records shall be kept at such executive office.

          (d) Collection of Receivables. Until Borrower's authority to do so is terminated by Agent (which notice Agent may give at any time following the occurrence and during the continuance of an Event of Default), Borrower will, at Borrower's sole cost and expense, but on Agent's behalf and for Agent's account, collect as Agent's property and in trust for Agent all amounts received on Receivables, and shall not commingle such collections with Borrower's funds or use the same except to pay Obligations. Subject to Section 4.15(h) hereof, Borrower shall, upon request, deliver to Agent, instruct its Customers to deliver to Agent, or deposit in a Blocked Account maintained with Agent or another bank, in original form and on the date of receipt thereof, all checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness received by Borrower.

          (e) Notification of Assignment of Receivables. At any time following the occurrence and during the continuance of an Event of Default, Agent shall have the right to send notice of the assignment of, and Agent's security interest in, the Receivables to any and all Customers. Thereafter, Agent shall have the sole right to collect the Receivables. Agent's actual collection expenses, including, but not limited to, stationery and postage, telephone and telegraph, secretarial and clerical expenses and the salaries of any collection personnel used for collection, may be charged to Borrower's Account and added to the Obligations.
          (f) Power of Agent to Act on Borrower's Behalf. Agent shall have the right to receive, endorse, assign and/or deliver in the name of Agent or Borrower any and all checks, drafts and other instruments for the payment of money relating to the Receivables, and Borrower hereby waives notice of presentment, protest and non-payment of any instrument so endorsed. Borrower hereby constitutes Agent or Agent's designee as Borrower's attorney with power, following the occurrence and during the continuance of an Event of Default, (i) to endorse Borrower's name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral; (ii) to sign Borrower's name on any invoice or bill of lading relating to any of the Receivables, drafts against Customers, assignments and verifications of Receivables; (iii) without limiting the generality of Section 9.2 hereof, to send verifications of Receivables to any Customer; (iv) to sign Borrower's name on all financing statements or any other documents or instruments deemed necessary or appropriate by Agent to preserve, protect, or perfect Agent's interest in the Collateral and to file same; (v) to demand payment of the Receivables; (vi) to enforce payment of the Receivables by legal proceedings or otherwise; (vii) to exercise all of Borrower' rights and remedies with respect to the collection of the Receivables and any other Collateral; (viii) to settle, adjust, compromise, extend or renew the Receivables; (ix) to settle, adjust or compromise any legal proceedings brought to collect Receivables; (x) to prepare, file and sign Borrower's name on a proof of claim in bankruptcy or similar document against any Customer; (xi) to prepare, file and sign Borrower's name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables; and (xii) to do all other acts and things reasonably necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done maliciously or with gross (not mere) negligence; this power being coupled with an interest is irrevocable while any of the Obligations remain unpaid. Agent shall have the right at any time following the occurrence and during the continuance of an Event of Default or Default, to change the address for delivery of mail addressed to Borrower to such address as Agent may designate and to receive, open and dispose of all mail addressed to Borrower.

          (g) No Liability. Neither Agent nor any Lender shall, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Receivables or any instrument received in payment thereof, or for any damage resulting therefrom, except to the extent resulting from the gross (not mere) negligence or willful misconduct of Agent or any Lender. Following the occurrence and during the continuance of an Event of Default, Agent may, without notice or consent from Borrower, sue upon or otherwise collect, extend the time of payment of, compromise or settle for cash, credit or upon any terms any of the Receivables or any other securities, instruments or insurance applicable thereto and/or release any obligor thereof. Agent is authorized and empowered to accept, following the occurrence and during the continuance of an Event of Default, the return of the goods represented by any of the Receivables, without notice to or consent by Borrower, all without discharging or in any way affecting Borrower's liability hereunder.

          (h) Establishment of a Lockbox Account, Dominion Account. All proceeds of Collateral shall be deposited by Borrower into a lockbox account, dominion account or such other "blocked account" ("Blocked Accounts") as Agent may require pursuant to an arrangement with such banks as may be selected by Borrower and be acceptable to Agent; provided, however, Borrower shall not be obligated to cause cash receipts from retail store locations to be deposited to any Blocked Account more frequently than on Thursday of each week so long as there is no Event of Default which has occurred and is continuing and the aggregate amount of such cash receipts (which amounts, except for cash receipts not exceeding $75,000 in the aggregate at any time outstanding that Borrower shall maintain at its retail store locations in the ordinary course of business, shall be deposited in local bank accounts) shall not exceed $250,000 at any time or from time to time. In the event the aggregate amount of such cash receipts exceeds $250,000, amounts in excess of $250,000 shall be remitted to a Blocked Account on each day such condition exists. Borrower shall issue to any such bank at which a Blocked Account is maintained, an irrevocable letter of instruction directing said bank to transfer such funds so deposited to Agent, either to any account maintained by Agent at said bank or by wire transfer to appropriate account(s) of Agent. All funds deposited in such "blocked accounts" shall immediately become the property of Agent and Borrower shall obtain the agreement by such bank to waive any offset rights against the funds so deposited. Agent assumes no responsibility for such "blocked account" arrangements, including without limitation, any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder. Alternatively, Agent may establish depository accounts ("Depository Accounts") in the name of Agent at a bank or banks for the deposit of such funds and Borrower shall deposit all proceeds of Collateral or cause same to be deposited, in kind, in such Depository Accounts of Agent in lieu of depositing same to the Blocked Accounts.

          (i) Adjustments. Borrower will not, without Agent's consent, compromise or adjust any Receivables (or extend the time for payment thereof) or accept any returns of merchandise or grant any additional discounts, allowances or credits thereon except for those compromises, adjustments, returns, discounts, credits and allowances as have been heretofore customary in the business of Borrower.

     4.39. Inventory. To the extent Inventory held for sale or lease has been produced by Borrower, it has been and will be produced by Borrower in all material respects in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders thereunder.

     4.40. Maintenance of Equipment. The Equipment shall be maintained in good operating condition and repair (reasonable wear and tear excepted) and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the Equipment shall be maintained and preserved. Borrower shall not use or operate the Equipment in violation of any law, statute, ordinance, code, rule or regulation, except for violations which individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. Notwithstanding the foregoing, Borrower shall have the right to dispose of or transfer Equipment to the extent set forth in
Section 4.3 hereof.

     4.41. Exculpation of Liability. Nothing herein contained shall be construed to constitute Agent or any Lender as Borrower's agent for any purpose whatsoever, nor shall Agent or any Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof, except to the extent resulting from the gross (not mere) negligence or willful misconduct of Agent or any Lender. Neither Agent nor any Lender, whether by anything herein or in any assignment or otherwise, assumes any of Borrower's obligations under any contract or agreement assigned to Agent or such Lender, and neither Agent nor any Lender shall be responsible in any way for the performance by Borrower of any of the terms and conditions thereof.

     4.42.     Environmental Matters.

          (a) Borrower will operate the Real Property in compliance with all Environmental Laws, except for such non-compliance which would not reasonably be expected to have a Material Adverse Effect.

          (b) Borrower will maintain its current procedures pursuant to which Borrower represents, assures and monitors continued compliance with all Environmental Laws.

          (c) Borrower shall dispose of any and all Hazardous Waste generated at the Real Property in compliance with all Environmental Laws, except for such non-compliance which would not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, Borrower shall use its best efforts to obtain certificates of disposal, such as hazardous waste manifest receipts, from all treatment, transport, storage or disposal facilities or operators employed by Borrower in connection with the transport or disposal of any Hazardous Waste generated at the Real Property.

          (d) In the event Borrower obtains, gives or receives notice of any Release or threat of Release of a reportable quantity of any Hazardous Substances at the Real Property (each such event being hereinafter referred to as a "Hazardous Discharge") or receives any notice of violation or notification that it is potentially responsible for investigation or cleanup of environmental conditions at the Real Property, demand letter or complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of Environmental Laws affecting the Real Property or Borrower's interest therein (each of the foregoing is referred to herein as an "Environmental Complaint") from any Person, including any state agency responsible in whole or in part for environmental matters in the state in which the Real Property is located or the United States Environmental Protection Agency (any such person or entity hereinafter the "Authority"), then Borrower shall, within five
(5) Business Days, give written notice of same to Agent, and within thirty (30) days thereafter give a further written notice of same to Agent, in each case detailing facts and circumstances of which Borrower is aware giving rise to the Hazardous Discharge or Environmental Complaint. Such information is to be provided to allow Agent to protect its security interest in the Collateral and is not intended to create nor shall it create any obligation upon Agent or any Lender with respect thereto.

          (e) Borrower shall promptly forward to Agent copies of any notification of potential liability, demand letter relating to potential responsibility with respect to the investigation or cleanup of Hazardous Substances at any other site owned, operated or used by Borrower to dispose of Hazardous Substances and shall continue to forward copies of correspondence between Borrower and the Authority regarding such claims to Agent until the claim is settled. Borrower shall promptly forward to Agent copies of all documents and reports concerning a Hazardous Discharge at the Real Property that Borrower is required to file under any Environmental Laws. Such information is to be provided solely to allow Agent to protect Agent's security interest in the Collateral.

          (f) Borrower shall respond promptly to any Hazardous Discharge or Environmental Complaint and take all necessary action in order to safeguard the health of any Person, including, without limitation, undertaking, at its expense, any clean up, removal, remedial or other action required under applicable Environmental Laws to remove and clean up any Hazardous Discharge.

          (g) Borrower shall defend and indemnify Agent and Lenders and hold Agent, Lenders and their respective employees, agents, directors and officers harmless from and against all loss, liability, damage and expense, claims, costs, fines and penalties, including attorney's fees, suffered or incurred by Agent or Lenders under or on account of any Environmental Laws, including, without limitation, the assertion of any Lien thereunder, with respect to any Hazardous Discharge, the presence of any Hazardous Substances affecting the Real Property, whether or not the same originates or emerges from the Real Property or any contiguous real estate, except to the extent such loss, liability, damage and expense is attributable to any Hazardous Discharge resulting from actions on the part of Agent or any Lender. Borrower' obligations under this Section 4.19 shall arise upon the discovery of the presence of any Hazardous Substances at the Real Property, whether or not any federal, state, or local environmental agency has taken or threatened any action in connection with the presence of any Hazardous Substances. Borrower' obligation and the indemnifications hereunder shall survive the termination of this Agreement.

     4.43. Financing Statements. Except as respects the financing statements filed by Agent and the financing statements described on Schedule 1.2(a) hereto, to the knowledge of Borrower after due inquiry, no financing statement covering any of the Collateral or any proceeds thereof is on file in any public office.


V.   REPRESENTATIONS AND WARRANTIES.

     Borrower represents and warrants as follows:

     5.1. Authority. Borrower has full power, authority and legal right to enter into this Agreement and the Other Documents and to perform all its Obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and of the Other Documents (a) are within Borrower's corporate powers, have been duly authorized, are not in contravention of law or the terms of Borrower's by-laws, certificate of incorporation or other applicable documents relating to Borrower's formation or to the conduct of Borrower's business or of any material agreement or undertaking to which Borrower is a party or by which Borrower is bound, and (b) will not conflict with nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of Borrower under the provisions of any agreement, charter document, instrument, by-law, or other instrument to which Borrower or its property is a party or by which it may be bound.

     5.2. Formation and Qualification.

          (a) Borrower is duly incorporated and in good standing under the laws of the state listed on Schedule 5.2(a) and is qualified to do business and is in good standing in the states listed on Schedule 5.2(a) which constitute all states in which qualification and good standing are necessary for Borrower to conduct its business and own its property and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect. Borrower has delivered to Agent true and complete copies of its certificate of incorporation and by-laws and will promptly notify Agent of any amendment or changes thereto.

          (b)  The only Subsidiaries of Borrower are listed on
Schedule 5.2(b) hereto.
     5.3. Survival of Representations and Warranties. All representations and warranties of Borrower contained in this Agreement and the Other Documents shall be true at the time of Borrower's execution of this Agreement and the Other Documents, and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

     5.4. Tax Returns. Borrower's federal tax identification number is 04-1886990. Borrower has filed all federal, state and local tax returns and other reports it is required by law to file and has paid all taxes, assessments, fees and other governmental charges that are due and payable and that are not being contested in good faith by appropriate proceedings in connection with which Borrower shall have provided appropriate reserves in accordance with GAAP. Federal income tax returns of Borrower have been examined and reported upon by the Internal Revenue Service or closed by applicable statute and satisfied for all fiscal years prior to and including the fiscal year ending December 31, 1993. The provision for taxes on the books of Borrower is adequate for all years not closed by applicable statutes, and for its current fiscal year, and Borrower does not have any knowledge of any deficiency or additional assessment in connection therewith not provided for on its books.

     5.5. Financial Statements.

          (a) The twelve-month cash flow projections of Borrower on a consolidated basis and the projected balance sheet of Borrower on a consolidated basis as of the Closing Date, copies of which are annexed hereto as Exhibit 5.5(a) (the "Projections") were prepared by the Chief Financial Officer of Borrower, are based on underlying assumptions which provide a reasonable basis for the projections contained therein and reflect Borrower' judgment based on present circumstances of the most likely set of conditions and course of action for the projected period.

          (b) The consolidated balance sheet of Borrower and its consolidated Subsidiaries as of December 31, 1997, and the related statements of income, changes in stockholder's equity, and changes in cash flow for the period ended on such date, all accompanied by reports thereon containing opinions without qualification by independent certified public accountants, copies of which have been delivered to Agent, have been prepared in accordance with GAAP, consistently applied (except for changes in application in which such accountants concur) and present fairly the financial position of Borrower and its consolidated Subsidiaries at such date and the results of their operations for such period. The consolidated balance sheet of Borrower and its consolidated Subsidiaries as of May 31, 1998, and the related statements of income, changes in stockholder's equity, and changes in cash flow for the period ended on such date, copies of which have been delivered to Agent, have been prepared in accordance with GAAP, consistently applied (subject to normal year end adjustments and the absence of financial statement footnotes and similar disclosures) and present fairly the financial position of Borrower and its consolidated Subsidiaries at such date and the results of their operations for such period. Since May 31, 1998, there has been no material adverse change in the condition, operations, assets, business or prospects of Borrower or any of its consolidated Subsidiaries.

     5.6. Corporate Name. Borrower has not been known by any other corporate name in the past five (5) years and does not sell Inventory under any other name except as set forth on Schedule 5.6, nor has Borrower been the surviving corporation of a merger or consolidation or acquired all or substantially all of the assets of any Person during the preceding five (5) years.

     5.7. OSHA and Environmental Compliance. Except as set forth on Schedule 5.7 hereto:

          (a) Borrower has duly complied with, and its facilities, business, assets, property, leaseholds and Equipment are in compliance in all material respects with, the provisions of the Federal Occupational Safety and Health Act, the Environmental Protection Act, RCRA and all other Environmental Laws; there have been no outstanding citations, notices or orders of non-compliance issued to Borrower or relating to its business, assets, property, leaseholds or Equipment under any such laws, rules or regulations.

          (b) Borrower has been issued all required federal, state and local licenses, certificates or permits relating to all applicable Environmental Laws.

          (c) (i) To the knowledge of Borrower, there are no visible signs of releases, spills, discharges, leaks or disposal (collectively referred to as "Releases") of Hazardous Substances at, upon, under or within any Real Property; (ii) there are no underground storage tanks or polychlorinated biphenyls on the Real Property; (iii) to the knowledge of Borrower, the Real Property has never been used as a treatment, storage or disposal facility of Hazardous Waste; and (iv) no Hazardous Substances are present on the Real Property, excepting such quantities as are handled in accordance with all applicable governmental regulations and as are necessary for the operation of the commercial business of Borrower or of its tenants.

     5.8. Solvency; No Litigation, Violation, Indebtedness or
Default.

          (a)  After giving effect to the transactions
contemplated under this Agreement (the "Transactions"), Borrower is solvent, able to pay its debts as they mature, has capital sufficient to carry on its business and all businesses in which it is about to engage, and (i) as of the Closing Date, the fair present saleable value of its assets, calculated on a going concern basis, is in excess of the amount of its liabilities and
(ii) subsequent to the Closing Date, the fair saleable value of its assets (calculated on a going concern basis) will be in excess of the amount of its liabilities.

          (b) Except as disclosed in Schedule 5.8(b) hereto, Borrower does not have (i) any pending or threatened litigation, arbitration, action or proceeding which could reasonably be expected to have a Material Adverse Effect, and (ii) any Indebt edness for borrowed money other than the Obligations.

          (c) Borrower is not in violation of any applicable statute, regulation or ordinance in any respect which could reasonably be expected to have a Material Adverse Effect, nor is Borrower in violation of any order of any court, governmental authority or arbitration board or tribunal.

          (d) Neither Borrower nor any member of the Controlled Group maintains or contributes to any Plan other than those listed on Schedule 5.8(d) hereto. Except as set forth in
Schedule 5.8(d) hereto, (i) no Plan has incurred any "accumulated funding deficiency," as defined in Section 302(a)(2) of ERISA and
Section 412(a) of the Code, whether or not waived, and Borrower and each member of the Controlled Group has met all applicable minimum funding requirements under Section 302 of ERISA in respect of each Plan, (ii) each Plan which is intended to be a qualified plan under Section 401(a) of the Code as currently in effect has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and the trust related thereto is exempt from federal income tax under Section 501(a) of the Code, (iii) neither Borrower nor any member of the Controlled Group has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due which are unpaid, (iv) no Plan has been terminated by the plan administrator thereof nor by the PBGC, and there is no occurrence which would cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Plan, (v) at this time, the current value of the assets of each Plan that is subject to Title IV of ERISA equals or exceeds the present value of the accrued benefits and other liabilities of such Plan and neither Borrower nor any member of the Controlled Group knows of any facts or circumstances which would materially change the value of such assets and accrued benefits and other liabilities, (vi) neither Borrower nor any member of the Controlled Group has breached any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any Plan, (vii) neither Borrower nor any member of a Controlled Group has incurred any liability for any excise tax arising under Section 4972 or 4980B of the Code, and, to Borrower's knowledge, no fact exists which could give rise to any such liability, (viii) neither Borrower nor any member of the Controlled Group nor any fiduciary of, nor any trustee to, any Plan, has engaged in a non-exempt "prohibited transaction" described in Section 406 of the ERISA or Section 4975 of the Code nor taken any action which would constitute or result in a Termination Event with respect to any such Plan which is subject to ERISA, (ix) Borrower and each member of the Controlled Group has made all contributions due and payable with respect to each Plan, (x) no Reportable Event has occurred and is continuing with respect to any Plan, (xi) neither Borrower nor any member of the Controlled Group has any fiduciary responsibility for investments with respect to any plan existing for the benefit of persons other than employees or former employees of Borrower and any member of the Controlled Group, and
(xii) neither Borrower nor any member of the Controlled Group has withdrawn, completely or partially, from any Multiemployer Plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980.

     5.9. Patents, Trademarks, Copyrights and Licenses. All patents, patent applications, trademarks, trademark applications, service marks, service mark applications, copyrights, copyright applications, design rights, tradenames, assumed names, trade secrets and licenses owned or utilized by Borrower are set forth on Schedule 5.9 hereto and constitute all of the intellectual property rights which are necessary for the operation of its business; all such patents, patent applications, trademarks, trademark applications, service marks, service mark applications, copyrights, copyright applications, design rights, tradenames, assumed names, trade secrets and licenses which are owned by Borrower are valid and have been duly registered or filed with all appropriate governmental authorities set forth on Schedule
5.9 hereto; there is no objection to or pending challenge to the validity of any such material owned (or, to the knowledge of Borrower, licensed) patent, trademark, copyright, design right, tradename, trade secret or license and Borrower is not aware of any grounds for any challenge, except as set forth in Schedule
5.9 hereto.

     5.10.     Licenses and Permits.  Except as set forth in
Schedule 5.10 hereto, Borrower (a) is in compliance with and (b) has procured and is now in possession of, all material licenses or permits required by any applicable federal, state or local law or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business and where the failure to procure such licenses or permits could not reasonably be expected to have a Material Adverse Effect.

     5.11. Default of Indebtedness. Borrower is not in default in the payment of the principal of or interest on any Indebtedness or under any instrument or agreement under or subject to which any Indebtedness has been issued, which default could reasonably be expected to have a Material Adverse Effect, and no event has occurred under the provisions of any such instrument or agreement which with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default thereunder, which event of default could reasonably be expected to have a Material Adverse Effect.

     5.12. No Default. Borrower is not in default in the payment or performance of any of its contractual obligations, which default could reasonably be expected to have a Material Adverse Effect, and no Default or Event of Default has occurred and is continuing.

     5.13. No Burdensome Restrictions. Borrower is not a party to any contract or agreement the performance of which could reasonably be expected to have a Material Adverse Effect. Borrower has not agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Encumbrance.

     5.14. No Labor Disputes. Borrower is not involved in any labor dispute; there are no strikes or walkouts or union organization of Borrower's employees threatened or in existence and no labor contract is scheduled to expire during the Term other than as set forth on Schedule 5.14 hereto.

     5.15. Margin Regulations. Borrower is not engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U or Regulation G of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Advance will be used for "purchasing" or "carrying" "margin stock" as defined in Regulation U of such Board of Governors.

     5.16.     Investment Company Act.  Borrower is not an
"investment company" registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such a company.

     5.17. Disclosure. No representation or warranty made by Borrower in this Agreement or in any financial statement, report, certificate or any other document furnished in connection herewith contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading. There is no fact known to Borrower which Borrower has not disclosed to Agent in writing with respect to the transactions contemplated by this Agreement which could reasonably be expected to have a Material Adverse Effect.

     5.18. Swaps. Borrower is not a party to, nor will it be a party to, any swap agreement whereby Borrower has agreed or will agree to swap interest rates or currencies unless same provides that damages upon termination following an event of default thereunder are payable on an unlimited "two-way basis" without regard to fault on the part of either party.

     5.19. Conflicting Agreements. No provision of any mortgage, indenture, contract, agreement, judgment, decree or order binding on Borrower or affecting the Collateral conflicts with, or requires any Consent which has not already been obtained to, or would in any way prevent the execution, delivery or performance of, the terms of this Agreement or the Other Documents, other than those which could not reasonably be expected to have a Material Adverse Effect.

     5.20. Application of Certain Laws and Regulations. Borrower is not subject to any statute, rule or regulation which regulates the incurrence of any Indebtedness, including without limitation, statutes or regulations relative to common or interstate carriers or to the sale of electricity, gas, steam, water, telephone, telegraph or other public utility services.

     5.21. Business and Property of Borrower. Upon and after the Closing Date, Borrower does not propose to engage in any materially different business than presently conducted. On the Closing Date, Borrower will own all the property and possess all of the rights and Consents necessary for the conduct of the business of Borrower.

     5.22. Year 2000. Borrower and its Subsidiaries have reviewed the areas within their business and operations which could be adversely affected by, and have developed or are developing a course of action to address on a timely basis, the risk that certain computer applications used by Borrower or its Subsidiaries may be unable to recognize and perform properly date-sensitive functions involving dates prior to and after December 31, 1999 (the "Year 2000 Problem". Borrower has no reason to believe that any of its or its Subsidiaries' material suppliers, customers or vendors will not address the Year 2000 Problem on a timely basis. The Year 2000 Problem is not reasonably expected to result in any Material Adverse Effect.

     5.23.     License Agreements.  Borrower has delivered to
Agent true, complete and correct copies of (i) the Berger License
Agreement and (ii) all License Agreements to which Borrower is a party as of the Closing Date.


VI.  AFFIRMATIVE COVENANTS.

     Borrower shall, until payment in full of the Obligations and termination of this Agreement:

     6.1. Payment of Fees. Pay to Agent on demand all usual and customary fees and expenses which Agent incurs in connection with
(a) the forwarding of Advance proceeds and (b) the establishment and maintenance of any Blocked Accounts as provided for in
Section 4.15(h) hereof. Agent may, without making demand, charge Borrower's Account for all such fees and expenses.

     6.2. Conduct of Business and Maintenance of Existence and Assets. (a) Conduct continuously and operate actively its business according to good business practices and maintain all of its properties necessary in its business in good working order and condition (reasonable wear and tear excepted and except as may be disposed of in accordance with the terms of this Agreement), including, without limitation, all licenses, patents, copyrights, design rights, tradenames, trade secrets and trademarks (except to the extent that Borrower reasonably determines that such licenses, patents, copyrights, design rights, tradenames, trade secrets and trademarks are no longer used or useful in the conduct of its business) and take all actions necessary to enforce and protect the validity of any necessary intellectual property right or other right included in the Collateral (except to the extent that Borrower reasonably determines that such intellectual property right is no longer used or useful in the conduct of its business) ; (b) keep in full force and effect its existence and comply in all material respects with the laws and regulations governing the conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect; and (c) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof where the failure to do so could reasonably be expected to have a Material Adverse Effect.

     6.3. Violations. Promptly notify Agent in writing of any violation of any law, statute, regulation or ordinance of any Governmental Body, or of any agency thereof, applicable to Borrower which could reasonably be expected to have a Material Adverse Effect.

     6.4. Government Receivables. Take all steps requested by Agent which are necessary to protect Agent's interest in the Collateral under the Federal Assignment of Claims Act or other applicable state or local statutes or ordinances relating to Receivables arising out of contracts between Borrower and the United States, any state or any department, agency or instrumentality of any of them, and deliver to Agent appropriately endorsed, any instrument or chattel paper connected with any Receivable arising out of contracts between Borrower and the United States, any state or any department, agency or instrumentality of any of them.

     6.5. Fixed Charge Coverage Ratio.  Maintain a Fixed Charge
Coverage Ratio of not less than 1.10 to 1.00 at the end of each fiscal quarter of Borrower for the period of twelve (12) consecutive calendar months then ending.

     6.6. Execution of Supplemental Instruments. Execute and deliver to Agent from time to time, upon demand, such supplemental agreements, statements, assignments and transfers, or instructions or documents relating to the Collateral, and such other instruments as Agent may request, in order that the full intent of this Agreement may be carried into effect.

     6.7. Payment of Indebtedness. Pay, discharge or otherwise satisfy at or before maturity (subject, where applicable, to specified grace periods and, in the case of the trade payables, to normal payment practices) all its obligations and liabilities of whatever nature, except when the failure to do so could not reasonably be expected to have a Material Adverse Effect or when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and Borrower shall have provided adequate reserves therefor in accordance with GAAP, subject at all times to any applicable subordination arrangement in favor of Lenders.

     6.8. Standards of Financial Statements. Cause all financial statements referred to in Sections 9.7, 9.8, 9.9, 9.10 and 9.11 hereof as to which GAAP is applicable to be complete and correct in all material respects (subject, in the case of interim financial statements, to normal year-end audit adjustments and, other than with respect to financial statements referred to in
Section 9.7 hereof, the absence of financial statement footnotes and similar disclosures) and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as concurred in by such reporting accountants or officer, as the case may be, and disclosed therein).

     6.9. Swank Sales. Cause Swank Sales to declare and pay dividends to Borrower as frequently as is reasonably practicable in amounts equal to the amounts received by Swank Sales from time to time on account of all accounts and general intangibles of Swank Sales resulting from the sale or lease of inventory by Swank Sales, the rendition of services by Swank Sales, or otherwise.


VII. NEGATIVE COVENANTS.

     Borrower shall not, until satisfaction in full of the Obligations and termination of this Agreement:

     7.1. Merger, Consolidation, Acquisition and Sale of Assets.

          (a) Enter into any merger, consolidation or other reorganization with or into any other Person (other than a merger of a wholly-owned Subsidiary of Borrower with and into Borrower) or acquire all or a substantial portion of the assets or stock of any Person (other than the Costa Rican Joint Venture) or permit any other Person to consolidate with or merge with it (other than a merger of a wholly-owned Subsidiary of Borrower with and into Borrower) .

          (b) Sell, lease, transfer or otherwise dispose of any Collateral (except (i) as permitted under Section 4.3 hereof,
(ii) in connection with a capital contribution to the Costa Rican Joint Venture which is permitted under Section 7.4 hereof and
(iii) provided no Default or Event of Default has occurred and is continuing or will occur after giving effect thereto, contributions to the Swank ESOP in accordance with the terms thereof ) or all or substantially all of its properties or assets.

     7.2. Creation of Liens. Create or suffer to exist any Lien or transfer upon or against any Collateral now owned or hereafter acquired (except for Permitted Encumbrances).

     7.3. Guarantees. Become liable upon the obligations of any Person by assumption, endorsement or guaranty thereof or otherwise (other than to Lenders) except the endorsement of checks in the ordinary course of business.

     7.4. Investments. Purchase or acquire obligations or stock of, or any other interest in, any Person, except (a) obligations issued or guaranteed by the United States of America or any agency thereof, (b) commercial paper with maturities of not more than 180 days and a published rating of not less than A-1 or P-1 (or the equivalent rating), (c) certificates of time deposit and bankers' acceptances having maturities of not more than 180 days and repurchase agreements backed by United States government securities of a commercial bank if (i) such bank has a combined capital and surplus of at least $500,000,000, or (ii) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency, (d) U.S. money market funds that invest solely in obligations issued or guaranteed by the United States of America or an agency thereof,
(e) obligations of, or stock or any other interests in, any supplier or Customer received by Borrower in connection with the bankruptcy or reorganization of such supplier or Customer, as the case may be, and in settlement of delinquent obligations of such supplier or Customer, as the case may be, arising in the ordinary course of business, (f) stock dividends or stock distributions with respect to any stock held on the date hereof of acquired after the date hereof in accordance with this Section 7.4, (f) the purchase by Borrower of outstanding shares of its common stock, provided (1) the purchase price for such shares is no greater than the price quoted for such shares on the NASDAQ SmallCap Market at the time of such purchase, and (2) the aggregate purchase price for such shares paid in any fiscal year of Borrower does not exceed two hundred fifty thousand dollars ($250,000), (h) deposits and other commercial banking accounts with commercial banks maintained by Borrower in the ordinary course of its business, (i) promissory notes or other similar instruments issued by Customers to Borrower with respect to outstanding Receivables; provided, that Borrower has delivered all such promissory notes or other similar instruments to Agent and has taken all other actions reasonably requested by Agent to provide to Agent, for the ratable benefit of Lenders, a perfected first priority security interest in such promissory notes or other similar instruments (subject only to Permitted Encumbrances), (j) miscellaneous investments in an aggregate amount not to exceed two hundred thousand dollars ($200,000) at any one time; provided, that Borrower shall not make cash expenditures in excess of seventy-five thousand dollars ($75,000) to purchase the stock or other interests in any Person, and (k) provided no Default or Event of Default has occurred and is continuing or will occur after giving effect thereto, the acquisition of shares of capital stock or other ownership interests of the Costa Rican Joint Venture which, when taken together (without duplication) with loans and advances to the Costa Rican Joint Venture permitted by Section 7.5 hereof shall have a value not exceeding (i) prior to the Postcapitalization Period, one million nine hundred thousand dollars ($1,900,000), and (ii) during the Postcapitalization Period, the difference between (A) one million nine hundred thousand dollars ($1,900,000) and (B) the amount actually contributed, loaned or advanced (without duplication and to the extent that such loans and advances have not been repaid by the Costa Rican Joint Venture) prior to the Postcapitalization Period. For purposes of clause (g) above, the value of any property (other than cash) contributed by Borrower to the Costa Rican Joint Venture shall be its fair market value on the date of contribution.

     7.5. Loans. Make advances, loans or extensions of credit to any Person, including without limitation, any Subsidiary or Affiliate except with respect to (a) the extension of commercial trade credit in connection with the sale of Inventory in the ordinary course of its business, (b) prepayments of amounts to be due from Borrower to vendors of goods in connection with outstanding purchase orders issued by Borrower in an aggregate amount at any time not to exceed five hundred thousand dollars ($500,000), provided, that up to twenty five thousand dollars ($25,000) of such prepayments are not outstanding for more than ninety (90) days prior to the delivery of the goods relating thereto and the remaining portion of such prepayments are not outstanding for more than thirty (30) days prior to the delivery of the goods relating thereto, (c) loans to its employees with respect to travel/entertainment expenses in the ordinary course of business not to exceed five hundred thousand dollars ($500,000) at any time outstanding, (d) provided no Default or Event of Default has occurred and is continuing or will occur after giving effect thereto, loans and advances to the Costa Rican Joint Venture which, when taken together (without duplication) with capital contributions to the Costa Rican Joint Venture permitted by Section 7.4 hereof shall have a value not exceeding (i) prior to the Postcapitalization Period, one million nine hundred thousand dollars ($1,900,000), and (ii) during the Postcapitalization Period, the difference between (A) one million nine hundred thousand dollars ($1,900,000) and (B) the amount actually contributed, loaned or advanced (without duplication and to the extent that such loans and advances have not been repaid by the Costa Rican Joint Venture) prior to the Postcapitalization Period, and (e) loans and advances to the Swank ESOP (to enable the Swank ESOP to, among other things, fund payments of retirement benefits) during any fiscal year, calculated as at the end of such fiscal year, in an aggregate amount not to exceed the sum of (1) the amount of contributions to the Swank ESOP approved for such fiscal year by the Board of Directors of Borrower in accordance with the terms thereof (the AApproved Contribution@), and (2) the difference between (x) two hundred fifty thousand dollars ($250,000) and (y) the aggregate amount by which loans and advances to the Swank ESOP during each prior fiscal year exceeded the amount of the Approved Contribution for such prior fiscal year.

     7.6. Capital Expenditures. Contract for, purchase or make any expenditure or commitments for fixed or capital assets (including capitalized leases other than the capitalized leases reflected in Item II of Schedule 1.2(a) hereto) in any fiscal year in an amount in excess of two million dollars ($2,000,000).

     7.7. Dividends. Declare, pay or make any dividend or distribution on any shares of the common stock or preferred stock of Borrower (other than dividends or distributions payable in its stock, or split-ups or reclassifications of its stock) or apply any of its funds, property or assets to the purchase, redemption or other retirement of any common or preferred stock, or of any options to purchase or acquire any such shares of common or preferred stock of Borrower.

     7.8. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness for borrowed money (exclusive of trade debt) and capitalized leases, except in respect of (a) Indebtedness to Lenders, (b) Indebtedness for borrowed money incurred for capital expenditures permitted under Section 7.6 hereof, (c) Indebtedness for borrowed money secured by any Real Property in an aggregate principal amount not exceeding the fair market value of such Real Property at such time, and (d) Indebtedness for money borrowed against the cash surrender value of life insurance contracts, including, without limitation, those listed on
Schedule 1.2(b) hereto, purchased by Borrower on the lives of certain of its employees to fund death benefits for active employees and postretirement death benefits, Borrower's 1987 Deferred Compensation Plan and Borrower's 1993 Deferred Compensation Plan, as well as any life insurance contracts subsequently purchased by Borrower in the ordinary course of business pursuant to Borrower's existing benefit programs.

     7.9. Nature of Business. Substantially change the nature of the business in which it is presently engaged, nor except as specifically permitted hereby purchase or invest, directly or indirectly, in any assets or property other than in the ordinary course of business for assets or property which are necessary for and are to be used in its business as presently conducted.

     7.10. Transactions with Affiliates. Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise deal with, any Affiliate, except transactions disclosed in the ordinary course of business, on an arm's-length basis on terms no less favorable to Borrower than terms which would have been obtainable from a Person other than an Affiliate.

     7.11.     Leases.  Enter as lessee into any lease
arrangement for real or personal property (unless capitalized and permitted under Section 7.6 hereof) if after giving effect thereto, aggregate annual rental payments for all leased property would exceed five million dollars ($5,000,000) in any one fiscal year.

     7.12.     Subsidiaries.

          (a)  Form any Subsidiary (other than the Costa Rican
Joint Venture).

          (b) Enter into any partnership, joint venture or similar arrangement (other than the Costa Rican Joint Venture).

     7.13. Fiscal Year and Accounting Changes. Change its fiscal year from December 31 or make any significant change
(i) in accounting treatment and reporting practices except as required by GAAP or (ii) in tax reporting treatment except as required by law.

     7.14. Pledge of Credit. Now or hereafter pledge Agent's or any Lender's credit on any purchases or for any purpose whatsoever or use any portion of any Advance in or for any business other than Borrower's business as conducted on the date of this Agreement.

     7.15. Amendment of Articles of Incorporation, By-Laws. Amend, modify or waive any term or material provision of its Articles of Incorporation or By-Laws unless at least five (5) Business Days prior written notice thereof is provided to Agent.

     7.16. Compliance with ERISA. (i) engage, or permit any member of the Controlled Group to engage, in any non-exempt "prohibited transaction", as that term is defined in Section 406 of ERISA and Section 4975 of the Code, (ii) incur, or permit any member of the Controlled Group to incur, any "accumulated funding deficiency", as that term is defined in Section 302 of ERISA or
Section 412 of the Code, (iii) terminate, or permit any member of the Controlled Group to terminate, any Plan where such event could result in any liability of Borrower or any member of the Controlled Group or the imposition of a lien on the property of Borrower or any member of the Controlled Group pursuant to
Section 4068 of ERISA, (iv) assume, or permit any member of the Controlled Group to assume, any material obligation to contribute to any Multiemployer Plan not disclosed on Schedule 5.8(d), (v) incur, or permit any member of the Controlled Group to incur, any withdrawal liability to any Multiemployer Plan; (vi) fail promptly to notify Agent of the occurrence of any Termination Event, (vii) fail to comply, or permit a member of the Controlled Group to fail to comply, in all material respects with the requirements of ERISA or the Code or other applicable laws in respect of any Plan, or (viii) fail to meet, or permit any member of the Controlled Group to fail to meet, all minimum funding requirements under ERISA or the Code or postpone or delay or allow any member of the Controlled Group to postpone or delay any funding requirement with respect of any Plan.

     7.17. Prepayment of Indebtedness. At any time, directly or indirectly, prepay any Indebtedness for borrowed money (other than (a) to Lenders, (b) provided that no Event of Default has occurred and is continuing, to the holders of the Indebtedness referred to in clause (c) of Section 7.8 hereof, and (c) Indebtedness for money borrowed against the cash surrender value of life insurance contracts, including, without limitation, those listed on Schedule 1.2(b) hereto, purchased by Borrower on the lives of certain of its employees to fund death benefits for active employees and postretirement death benefits, Borrower's 1987 Deferred Compensation Plan and Borrower's 1993 Deferred Compensation Plan, as well as any life insurance contracts subsequently purchased by Borrower in the ordinary course of business pursuant to Borrower's existing benefit programs), or repurchase, redeem, retire or otherwise acquire any Indebtedness of borrowed money of Borrower.

VIII.     CONDITIONS PRECEDENT.

     8.1. Conditions to Initial Advances.  The agreement of
Lenders to make the initial Advances requested to be made on the Closing Date is subject to the satisfaction, or waiver by Lenders, immediately prior to or concurrently with the making of such Advances, of the following conditions precedent:

          (a) Revolving Credit Note. Agent shall have received the Revolving Credit Note duly executed and delivered by an authorized officer of Borrower;

          (b) Filings, Registrations and Recordings. Each document (including, without limitation, any Uniform Commercial Code financing statement) required by this Agreement, any Other Document or under law or reasonably requested by the Agent to be filed, registered or recorded in order to create, in favor of Agent, a perfected security interest in or lien upon the Collateral shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and Agent shall have received an acknowledgment copy, or other evidence satisfactory to it, of each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto;

          (c) Corporate Proceedings of Borrower. Agent shall have received a copy of the resolutions in form and substance reasonably satisfactory to Agent, of the Board of Directors of Borrower authorizing (i) the execution, delivery and performance of this Agreement and the Other Documents to which Borrower is a party, including, without limitation, the Revolving Credit Note (collectively the "Documents") and (ii) the granting by Borrower of the security interests in and liens upon the Collateral in each case certified by the Secretary or an Assistant Secretary of Borrower as of the Closing Date; and, such certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate;

          (d) Incumbency Certificate of Borrower. Agent shall have received a certificate of the Secretary or an Assistant Secretary of Borrower, dated the Closing Date, as to the incumbency and signature of the officers of Borrower executing this Agreement, or any certificate or other documents to be delivered by it pursuant hereto, together with evidence of the incumbency of such Secretary or Assistant Secretary;

          (e) Certificates. Agent shall have received a copy of the Articles or Certificate of Incorporation of Borrower, and all amendments thereto, certified by the Secretary of State or other appropriate official of its jurisdiction of incorporation together with copies of the By-Laws of Borrower certified as accurate and complete by the Secretary of Borrower;

          (f) Good Standing Certificates. Agent shall have received good standing certificates for Borrower dated not more than thirty (30) days prior to the Closing Date, issued by the Secretary of State or other appropriate official of Borrower's jurisdiction of incorporation and each jurisdiction where the conduct of Borrower's business activities or the ownership of its properties necessitates qualification;

          (g) Legal Opinion. Agent shall have received the executed legal opinions of Parker Chapin Flattau & Klimpl, LLP and Posternak, Blankstein & Lund, in form and substance satisfactory to Agent which shall cover such matters incident to the transactions contemplated by this Agreement and the Other Documents as Agent may reasonably require and Borrower hereby authorizes and directs such counsel to deliver such opinions to Agent and Lenders;

          (h) No Litigation. (i) No litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or threatened against Borrower or against the officers or directors of Borrower (A) in connection with the Documents or any of the transactions contemplated thereby and which, in the reasonable opinion of Agent, is deemed material or
(B) which could, in the reasonable opinion of Agent, have a Material Adverse Effect; and (ii) no injunction, writ, restrain ing order or other order of any nature materially adverse to Borrower or the conduct of its business or inconsistent with the due consummation of the Transactions shall have been issued by any Governmental Body;

          (i) Financial Condition Certificates. Agent shall have received an executed Financial Condition Certificate in the form of Exhibit 8.1(i) hereto.

          (j) Collateral Examination. Agent shall have completed Collateral examinations and received appraisals, the results of which shall be satisfactory in form and substance to Lenders, of the Receivables, Inventory, General Intangibles and Equipment of Borrower and all books and records in connection therewith;

          (k) Fees. Agent shall have received all fees payable to Agent and Lenders on or prior to the Closing Date pursuant to
Article III hereof;

          (l) Projections. Agent shall have received a copy of the Projections which shall be satisfactory in all respects to Lenders;

          (m) Insurance. Agent shall have received in form and substance satisfactory to Agent, evidence (including, without limitation, certificates of insurance) showing compliance with the provisions of Section 4.11 hereof;

          (n) Payment Instructions. Agent shall have received written instructions from Borrower directing the application of proceeds of the initial Advances made pursuant to this Agreement;

          (o) Blocked Accounts. Agent shall have received duly executed agreements establishing (i) a Blocked Account with IBJ Schroder Bank & Trust Company, and (ii) the Blocked Accounts with other financial institutions acceptable to Agent as provided for in Section 4.15(h) hereof, in each case for the collection or servicing of the Receivables and proceeds of the Collateral;

          (p) Consents. Agent shall have received any and all Consents necessary to permit the effectuation of the transactions contemplated by this Agreement and the Other Documents; and, Agent shall have received such Consents and waivers of such third parties as might assert claims with respect to the Collateral, as Agent and its counsel shall deem necessary;

          (q) No Adverse Material Change. (i) Since May 31, 1998, there shall not have occurred any event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect and (ii) no representations made or information supplied to Agent shall have been proven to be inaccurate or misleading in any material respect;

          (r) Leasehold Agreements. Agent shall have received landlord, mortgagee or warehouseman agreements satisfactory to Agent with respect to all premises leased by Borrower at which Inventory is located;

          (s) Other Documents. Agent shall have received final executed copies of all Other Documents, all in form and substance satisfactory to Agent;

          (t) Contract Review. Agent shall have reviewed all material contracts of Borrower including, without limitation, leases, union contracts, labor contracts, vendor supply contracts, license agreements and distributorship agreements and such contracts and agreements shall be satisfactory in all respects to Agent;

          (u) Closing Certificate. Agent shall have received a closing certificate signed by the Chief Financial Officer of Borrower dated as of the date hereof, stating that (i) all representations and warranties set forth in this Agreement and the Other Documents are true and correct on and as of such date,
(ii) Borrower is on such date in compliance with all the terms and provisions set forth in this Agreement and the Other Documents and (iii) on such date no Default or Event of Default has occurred or is continuing;

          (v) Borrowing Base. Agent shall have received evidence satisfactory to Agent that the aggregate amount of Eligible Receivables and Eligible Inventory as of the Closing
Date is sufficient in value and amount to support Advances in the amount requested by Borrower on the Closing Date;

          (w) Undrawn Availability. After giving effect to the initial Advances hereunder, Borrower shall have Undrawn
Availability of at least three million dollars ($3,000,000), as evidenced by a Borrowing Base Certificate executed by Borrower;
and

          (x) Other. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the Transactions shall be satisfactory in form and substance to Agent and its counsel.

     8.2. Conditions to Each Advance. The agreement of Lenders to make any Advance requested to be made on any date (including, without limitation, the initial Advance), is subject to the satisfaction of the following conditions precedent as of the date such Advance is made:

          (a) Representations and Warranties. Each of the representations and warranties made by Borrower in or pursuant to this Agreement and any Other Documents to which it is a party, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement or any Other Document shall be true and correct in all material respects on and as of such date as if made on and as of such date (except for representations and warranties to the extent they relate to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein);

          (b) No Default. No Default or Event of Default shall have occurred and be continuing on such date, or would exist after giving effect to the Advances requested to be made, on such date; provided, however that Lenders, in their sole discretion, may continue to make Advances notwithstanding the existence of a Default or an Event of Default and that any Advances so made shall not be deemed a waiver of any such Default or Event of Default; and

          (c) Maximum Advances. In the case of any Advances requested to be made, after giving effect thereto, the aggregate
Advances shall not exceed the maximum amount of Advances permitted under Section 2.1 hereof.

Each request for an Advance by Borrower hereunder shall constitute a representation and warranty by Borrower as of the date of such Advance that the conditions contained in this
Section 8.2 shall have been satisfied.


IX.  INFORMATION AS TO BORROWER.

     Borrower shall, until satisfaction in full of the Obligations and the termination of this Agreement:

     9.1. Disclosure of Material Matters. Immediately upon learning thereof, report to Agent all matters materially affecting the value, enforceability or collectibility of any portion of the Collateral including, without limitation, Borrower's reclamation or repossession of, or the return to Borrower of, a material amount of goods or claims or disputes asserted by any Customer or other obligor.

     9.2. Schedules.  Deliver to Agent on or before the fifteenth
(15th) day of each month as and for the prior month (a) accounts receivable ageings, (b) accounts payable schedules and (c) Inventory reports. In addition, Borrower will deliver to Agent at such intervals as Agent may require: (i) confirmatory assignment schedules, (ii) copies of Customer's invoices,
(iii) evidence of shipment or delivery, and (iv) such further schedules, documents and/or information regarding the Collateral as Agent may reasonably require including, without limitation, trial balances and test verifications. Agent shall have the right to confirm and verify all Receivables by any manner and through any medium it considers advisable and do whatever it may deem reasonably necessary to protect its interests hereunder.
The items to be provided under this Section 9.2 are to be in form reasonably satisfactory to Agent and executed by Borrower and delivered to Agent from time to time solely for Agent's convenience in maintaining records of the Collateral, and Borrower's failure to deliver any of such items to Agent shall not affect, terminate, modify or otherwise limit Agent's Lien with respect to the Collateral.

     9.3. Environmental Reports. Furnish Agent, promptly after receipt, with copies of any environmental reports or audits performed by or on behalf of Borrower with regard to any Real
Property.

     9.4. Litigation. Promptly notify Agent in writing of any litigation, suit or administrative proceeding affecting Borrower, whether or not the claim is covered by insurance, and of any suit or administrative proceeding, which in any such case could reasonably be expected to have a Material Adverse Effect.

     9.5. Material Occurrences. Promptly notify Agent in writing upon the occurrence of (a) any Default or Event of Default; (b) any event, development or circumstance whereby any financial statements or other reports furnished to Agent fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition or operating results of Borrower as of the date of such statements; (c) any accumulated retirement plan funding deficiency which, if such deficiency continued for two plan years and was not corrected as provided in Section 4971 of the Code, could subject Borrower to a tax imposed by Section 4971 of the Code; (f) each and every default by Borrower which might result in the acceleration of the maturity of any Indebtedness in excess of one million ($1,000,000), including the names and addresses of the holders of such Indebtedness with respect to which there is a default existing or with respect to which the maturity has been or could be accelerated, and the amount of such Indebtedness; and (g) any other development in the business or affairs of Borrower which could reasonably be expected to have a Material Adverse Effect; in each case describing the nature thereof and the action Borrower proposes to take with respect thereto.

     9.6. Government Receivables. Notify Agent immediately if any of its Receivables arise out of contracts between Borrower and the United States, any state, or any department, agency or instrumentality of any of them.

     9.7. Annual Financial Statements. Furnish Agent within ninety (90) days after the end of each fiscal year of Borrower,
(a) the consolidated balance sheet of Borrower and its consolidated Subsidiaries as of the end of such fiscal year, and the related statements of income, change in stockholder's equity and cash flow for the period ended on such date, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and reported upon without qualification by an independent certified public accounting firm selected by Borrower and satisfactory to Agent (the "Accountants"), and (b) the consolidating balance sheet of Borrower and its consolidated Subsidiaries as of the end of such fiscal year, and the related year to date consolidating statement of income, all prepared by Borrower in accordance with GAAP applied on a basis consistent with prior practices, subject to the absence of financial statement footnotes and similar disclosures. The report of the Accountants shall be accompanied by a statement of the Accountants certifying that in making the examination upon which such report was based either no information came to their attention which to their knowledge constituted a Default or an Event of Default under this Agreement or any Other Document or, if such information came to their attention, specifying any such Event of Default, its nature, when it occurred and whether it is continuing, and such report shall contain or have appended thereto calculations which set forth Borrower's compliance with the requirements or restrictions imposed by Sections 6.5, 7.6 and 7.11 hereof. In addition, the reports shall be accompanied by a certificate of Borrower's Chief Financial Officer which shall state that, based on an examination sufficient to permit him to make an informed statement, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by Borrower with respect to such event, and such certificate shall have appended thereto calculations which set forth Borrower' compliance with the requirements or restrictions imposed by Sections 6.5, 7.6 and 7.11 hereof.

     9.8. Quarterly Financial Statements. Furnish Agent within forty-five (45) days after the end of each fiscal quarter other than the last fiscal quarter, (a) the consolidated balance sheet of Borrower and its consolidated Subsidiaries as of the end of such fiscal quarter, and the related statements of income, change in stockholder's equity and cash flow for the year-to-date period ended on such date, and (b) the consolidating balance sheet of Borrower and its consolidated Subsidiaries as of the end of such fiscal quarter, and the related year to date consolidating statement of income, in each case prepared in accordance with GAAP applied on a basis consistent with prior practices and complete and correct in all material respects, subject to normal year end adjustments and the absence of financial statement footnotes and similar disclosures (except to the extent required to be included in Borrower's Form 10-Q) . The reports shall be accompanied by a certificate signed by the Chief Financial Officer of Borrower, which shall state that, based on an examination sufficient to permit him to make an informed statement, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by Borrower with respect to such default and, such certificate shall have appended thereto calculations which set forth Borrower' compliance with the requirements or restrictions imposed by Sections 6.5, 7.6 and 7.11 hereof.

     9.9. Monthly Financial Statements. Furnish Agent as soon as completed, but in no event later than thirty (30) days after the end of each month, (a) the consolidated balance sheet of Borrower and its consolidated Subsidiaries as of the end of such month, and the related statements of income, change in stockholder's equity and cash flow for the year-to-date period ended on such date, and (b) the consolidating balance sheet of Borrower and its consolidated Subsidiaries as of the end of such month, and the related year to date consolidating statement of income, in each case prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal year end adjustments and the absence of financial statement footnotes and similar disclosures. The reports shall be accompanied by a certificate of Borrower's Chief Financial Officer of Borrower, which shall state that, based on an examination sufficient to permit him to make an informed statement, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by Borrower with respect to such event.

     9.10. Other Reports. Furnish Agent as soon as available, but in any event within ten (10) days after the issuance thereof, (i) with copies of such financial statements, reports and returns as Borrower shall send to its stockholders,
(ii) copies of all notices or reports which Borrower may now or hereafter be required to file with the Securities and Exchange Commission, or any other Governmental Body succeeding to the functions thereof, and (iii) all reports submitted to Borrower by the Accountants in connection with each audit of the books and records of Borrower and its consolidated Subsidiaries conducted by the Accountants, including, without limitation, any management letter commenting on the internal controls of Borrower and its consolidated Subsidiaries.

     9.11. Additional Information. Furnish Agent, without the necessity of any request by Agent, (a) at least thirty (30) days prior thereto, notice of Borrower's opening of any new office or place of business or Borrower's closing of any existing office or place of business, and (b) promptly upon Borrower's learning thereof, notice of any labor dispute to which Borrower may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which Borrower is a party or by which Borrower is bound. Furnish Agent, within ten (10) days of the date requested (or as soon as such information may be furnished in the event that such information cannot be furnished with the exercise of diligent efforts within ten (10) days), with such additional information as Agent shall reasonably request in order to enable Agent to determine whether the terms, covenants, provisions and conditions of this Agreement and the Other Documents have been complied with by Borrower.

     9.12. Projected Operating Budget. Furnish Agent, no later than thirty (30) days prior to the beginning of Borrower's fiscal year commencing with fiscal year 1999, (i) a month by month projected operating budget and cash flow of Borrower on a consolidated basis for such fiscal year (including an income statement for each month and a balance sheet as at the end of the last month in each fiscal quarter), (ii) a month by month projected operating budget and cash flow of the Costa Rican Joint Venture for such fiscal year (including an income statement for each month and a balance sheet as at the end of the last month in each fiscal quarter), and (iii) a projected operating budget and cash flow of Borrower on a consolidating basis for such fiscal year (including an income statement for such fiscal year and a balance sheet as at the end of such fiscal year), such projections to be accompanied by a certificate signed by the President or Chief Financial Officer of Borrower to the effect that such projections have been prepared on the basis of sound financial planning practice consistent with past budgets and financial statements and that such officer has no reason to question the reasonableness of any material assumptions on which such projections were prepared.

     9.13. Variances From Operating Budget. Furnish Agent, concurrently with the delivery of the financial statements referred to in Section 9.7 hereof and each monthly report, a written report summarizing all variances which are material to Borrower as a whole from budgets submitted by Borrower pursuant to Section 9.12 hereof, and a discussion and analysis by management with respect to such variances.

     9.14. Notice of Suits, Adverse Events. Furnish Agent with prompt notice of (i) any lapse or other termination of any Consent issued to Borrower by any Governmental Body or any other Person that is material to the operation of Borrower's business,
(ii) any refusal by any Governmental Body or any other Person to renew or extend any such Consent; and (iii) copies of any periodic or special reports filed by Borrower with any Governmental Body or Person, if such reports indicate any material change in the business, operations, affairs or condition of Borrower, or if copies thereof are requested by Agent, and
(iv) copies of any material notices and other communications from any Governmental Body or Person which specifically relate to Borrower.

     9.15. ERISA Notices and Requests. Furnish Agent with immediate written notice in the event that (i) Borrower or any member of the Controlled Group knows or has reason to know that a Termination Event has occurred, together with a written statement describing such Termination Event and the action, if any, which Borrower or member of the Controlled Group has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor or PBGC with respect thereto, (ii) Borrower or any member of the Controlled Group knows or has reason to know that a prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code) has occurred together with a written statement describing such transaction and the action which Borrower or any member of the Controlled Group has taken, is taking or proposes to take with respect thereto, (iii) a funding waiver request has been filed with respect to any Plan together with all communications received by Borrower or any member of the Controlled Group with respect to such request, (iv) any increase in the benefits of any existing Plan or the establishment of any new Plan or the commencement of contributions to any Plan to which Borrower or any member of the Controlled Group was not previously contributing shall occur, (v) Borrower or any member of the Controlled Group shall receive from the PBGC a notice of intention to terminate a Plan or to have a trustee appointed to administer a Plan, together with copies of each such notice, (vi) Borrower or any member of the Controlled Group shall receive any favorable or unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Plan under
Section 401(a) of the Code, together with copies of each such letter; (vii) Borrower or any member of the Controlled Group shall receive a notice regarding the imposition of withdrawal liability, together with copies of each such notice; (viii) Borrower or any member of the Controlled Group shall fail to make a required installment or any other required payment under
Section 412 of the Code on or before the due date for such installment or payment; (ix) Borrower or any member of the Controlled Group knows that (a) a Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or
(c) the PBGC has instituted or will institute proceedings under
Section 4042 of ERISA to terminate a Multiemployer Plan.

     9.16.     Additional Documents.  Execute and deliver to
Agent, upon request, such documents and agreements as Agent may, from time to time, reasonably request to carry out the purposes, terms or conditions of this Agreement.


X.   EVENTS OF DEFAULT.

     The occurrence of any one or more of the following events shall constitute an "Event of Default":

     10.1. failure by Borrower to pay any principal or interest on the Obligations when due, whether at maturity or by reason of acceleration pursuant to the terms of this Agreement or by notice of intention to prepay, or by required prepayment or failure to pay any other liabilities or make any other payment, fee or charge provided for herein when due or in any Other Document;

     10.2. any representation or warranty made or deemed made by Borrower in this Agreement or any related agreement or in any certificate, document or financial or other statement furnished at any time in connection herewith or therewith shall prove to have been misleading in any material respect on the date when made or deemed to have been made;

     10.3. failure by Borrower to (i) furnish financial information when due which is unremedied for a period of five (5) days, or (ii) permit the inspection of its books or records;

     10.4. issuance of a notice of Lien (other than with respect to a Permitted Encumbrance), levy, assessment, injunction or attachment against a material portion of Borrower's property which is not stayed or lifted within forty-five (45) days;

     10.5. except as otherwise provided for in Sections 10.1 and 10.3 hereof, failure or neglect of Borrower to perform, keep or observe any term, provision, condition, covenant herein contained or in any Other Document, except for a failure or neglect of Borrower to perform, keep or observe any term, provision, condition or covenant, contained in Sections 4.6, 4.7, 4.9, 4.11, 6.3, 6.4, 9.4 or 9.6 hereof which is cured within thirty (30) days from the date that Borrower knew or reasonably should have known of such failure or neglect;

     10.6. any judgment or judgments are rendered or judgment liens filed against Borrower for an aggregate amount in excess of five hundred thousand dollars ($500,000) which within forty (40) days of such rendering or filing is not either satisfied, stayed or discharged of record;

     10.7. Borrower shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (iv) be adjudicated a bankrupt or insolvent, (v) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vi) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (vii) take any action for the purpose of effecting any of the foregoing;

     10.8. Borrower shall admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business;

     10.9. any Subsidiary of Borrower shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing; provided, that any such action shall have a Material Adverse Effect;

     10.10.    any change in Borrower's condition or affairs
(financial or otherwise) which has a Material Adverse Effect;

     10.11. any Lien created hereunder or provided for hereby or under any related agreement for any reason ceases to be or is not a valid and perfected Lien having a first priority interest
(subject to Permitted Encumbrances);

     10.12. a default of the obligations of Borrower under any other agreement to which it is a party shall occur which materially adversely affects its condition, affairs or prospects
(financial or otherwise) which default is not cured within any applicable grace period;

     10.13.    any Change of Control shall occur;

     10.14. any material provision of this Agreement shall, for any reason, cease to be valid and binding on Borrower, or Borrower shall so claim in writing to Agent;

     10.15. any Governmental Body shall (A) revoke, terminate, suspend or adversely modify any license, permit, patent trademark or tradename of Borrower, the continuation of which is material to the continuation of Borrower's business, or (B) commence proceedings to suspend, revoke, terminate or adversely modify any such license, permit, trademark, tradename or patent and such proceedings shall not be dismissed or discharged within sixty
(60) days, or (C) schedule or conduct a hearing on the renewal of any license, permit, trademark, tradename or patent material to Borrower's business and the staff of such Governmental Body issues a report recommending the termination, revocation, suspension or material, adverse modification of such license, permit, trademark, tradename or patent;

     10.16. any material portion of the Collateral shall be seized or taken by a Governmental Body, or the title and rights of Borrower in or to any material portion of the Collateral shall have become the subject matter of litigation which, in the reasonable judgment of Agent would have a Material Adverse Effect if adversely determined;

     10.17. an event or condition specified in Sections 7.16 or 9.15 hereof shall occur or exist with respect to any Plan and, as a result of such event or condition, together with all other such events or conditions, Borrower or any member of the Controlled Group shall incur, or in the opinion of Agent be reasonably likely to incur, a liability to a Plan or the PBGC (or both) which, in the reasonable judgment of Agent, would have a Material Adverse Effect.


XI.  LENDERS' RIGHTS AND REMEDIES AFTER DEFAULT.

     11.1. Rights and Remedies. Upon the occurrence of (i) an Event of Default pursuant to Section 10.7 hereof all Obligations shall be immediately due and payable and this Agreement and the obligation of Lenders to make Advances shall be deemed terminated; (ii) any of the other Events of Default and at any time thereafter (such default not having previously been cured), at the option of Required Lenders all Obligations shall be immediately due and payable and Lenders shall have the right to terminate this Agreement and to terminate the obligation of Lenders to make Advances; and (iii) a filing of a petition against Borrower in any involuntary case under any state or federal bankruptcy laws, the obligation of Lenders to make Advances hereunder shall be terminated other than as may be required by an appropriate order of the bankruptcy court having jurisdiction over Borrower. Upon the occurrence and during the continuance of any Event of Default, Agent shall have the right to (x) direct Borrower to pay (and Borrower agrees to pay upon the receipt of such notice, or upon the occurrence of any Event of Default specified in Section 10.7 hereof, Borrower agrees to pay without receipt of any notice) to Agent such additional amount of cash equal to the maximum aggregate amount available to be drawn under all Letters of Credit then outstanding, which amount shall be held as security for Borrower's reimbursement obligations in respect of Letters of Credit then outstanding, and
(y) exercise any and all other rights and remedies provided for herein, under the Uniform Commercial Code and at law or equity generally, including, without limitation, the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process. Agent may enter any of Borrower's premises or other premises without legal process and without incurring liability to Borrower therefor, and Agent may thereupon, or at any time thereafter, in its discretion without notice or demand, take the Collateral and remove the same to such place as Agent may deem advisable and Agent may require Borrower to make the Collateral available to Agent at a convenient place. With or without having the Collateral at the time or place of sale, Agent may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Agent may elect. Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Agent shall give Borrower reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to Borrower at least five (5) days prior to such sale or sales is reasonable notification. At any public sale Agent or any Lender may bid for and become the purchaser, and Agent, any Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and such right and equity are hereby expressly waived and released by Borrower. In connection with the exercise of the foregoing remedies, and subject to the rights of the licensee under the Berger License Agreement, Agent is granted permission to use all of Borrower's owned and licensed (to the extent that such use is permitted under any applicable license agreements) trademarks, trade styles, trade names, patents, patent applications, licenses, franchises and other proprietary rights and, which are used in connection with (a) Inventory for the purpose of disposing of such Inventory and (b) Equipment for the purpose of completing the manufacture of unfinished goods. The proceeds realized from the sale of any Collateral shall be applied as follows: first, to the reasonable costs, expenses and attorneys' fees and expenses incurred by Agent for collection and for acquisition, completion, protection, removal, storage, sale and delivery of the Collateral; second, to interest due upon any of the Obligations and any fees payable under this Agreement; and, third, to the principal of the Obligations. If any deficiency shall arise, Borrower shall remain liable to Agent and Lenders therefor.

     11.2. Agent's Discretion. Agent shall have the right in its sole discretion to determine which rights, Liens, security interests or remedies Agent may at any time pursue, relinquish, subordinate, or modify or to take any other action with respect thereto and such determination will not in any way modify or affect any of Agent's or Lenders' rights hereunder.

     11.3. Setoff. In addition to any other rights which Agent or any Lender may have under applicable law, upon the occurrence and during the continuance of an Event of Default hereunder, Agent and such Lender shall have a right to apply Borrower's property held by Agent and such Lender to reduce the Obligations.
     11.4. Rights and Remedies not Exclusive. The enumera tion of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any right or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.


XII. WAIVERS AND JUDICIAL PROCEEDINGS.

     12.1. Waiver of Notice. Borrower hereby waives notice of non-payment of any of the Receivables, demand, presentment, protest and notice thereof with respect to any and all in struments, notice of acceptance hereof, and all other demands and notices of any description in connection with the transactions contemplated hereby, except such as are expressly provided for herein.

     12.2. Delay. No delay or omission on Agent's or any Lender's part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any default.

     12.3. Jury Waiver. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 12.3 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.


XIII.     EFFECTIVE DATE AND TERMINATION.

     13.1. Term. This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of Borrower, Agent and each Lender, shall become effective on the date hereof and shall continue in full force and effect until the fifth anniversary of the Closing Date (the "Term") unless sooner terminated as herein provided. Borrower may terminate this Agreement at any time upon thirty
(30) days' prior written notice upon payment in full of the Obligations. In the event Borrower has so terminated this Agreement and the Obligations are prepaid in full prior to the last day of the Term (the date of such prepayment hereinafter referred to as the "Early Termination Date"), Borrower shall pay to Agent for the benefit of Lenders an early termination fee in an amount equal to (x) six hundred thousand dollars ($600,000) if the Early Termination Date occurs on or after the Closing Date to and including the date immediately preceding the first anniversary of the Closing Date, and (y) three hundred thousand dollars ($300,000) if the Early Termination Date occurs on or after the first anniversary of the Closing Date to and including the date immediately preceding the second anniversary of the Closing Date.

     13.2. Termination. The termination of the Agreement shall not affect Borrower's, Agent's or any Lender's rights, or any of the Obligations having their inception prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created or Obligations have been fully disposed of, concluded or liquidated. The security interests, Liens and rights granted to Agent and Lenders hereunder and the financing statements filed hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that Borrower's Account may from time to time be temporarily in a zero or credit position, until all of the Obligations of Borrower have been paid or performed in full after the termination of this Agreement or Borrower has furnished Agent and Lenders with an indemnification satisfactory to Agent and Lenders with respect thereto. Accordingly, Borrower waives any rights which it may have under
Section 9-404(1) of the Uniform Commercial Code to demand the filing of termination statements with respect to the Collateral, and Agent shall not be required to send such termination statements to Borrower, or to file them with any filing office, unless and until this Agreement shall have been terminated and all Obligations paid in full in immediately available funds. All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until all Obligations are paid or performed in full.


XIV. REGARDING AGENT.

     14.1. Appointment. Each Lender hereby designates PNC to act as Agent for such Lender under this Agreement and the Other Documents. Each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the Other Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto and Agent shall hold all Collateral, payments of principal and interest, fees (except the fees set forth in the Fee Letter), charges and collections (without giving effect to any collection days) received pursuant to this Agreement, for the ratable benefit of Lenders. Agent may perform any of its duties hereunder by or through its agents or employees. As to any matters not expressly provided for by this Agreement (including without limitation, collection of the Revolving Credit Note) Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding; provided, however, that Agent shall not be required to take any action which exposes Agent to liability or which is contrary to this Agreement or the Other Documents or applicable law unless Agent is furnished with an indemnification reasonably satisfactory to Agent with respect thereto.

     14.2. Nature of Duties. Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Other Documents. Neither Agent nor any of its officers, directors, employees or agents shall be (i) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross (not mere) negligence or willful misconduct, or (ii) responsible in any manner for any recitals, statements, representations or warranties made by Borrower or any officer thereof contained in this Agreement, or in any of the Other Documents or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any of the Other Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, or any of the Other Documents or for any failure of Borrower to perform its obligations hereunder or thereunder. Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the Other Documents, or to inspect the properties, books or records of Borrower. The duties of Agent as respects the Advances to Borrower shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement except as expressly set forth herein.

     14.3. Lack of Reliance on Agent and Resignation. Independently and without reliance upon Agent or any other Lender, each Lender has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of Borrower in connection with the making and the continuance of the Advances hereunder and the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of Borrower. Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Advances or at any time or times thereafter except as shall be provided by Borrower pursuant to the terms hereof. Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any Other Document, or of the financial condition of Borrower, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Other Documents or the financial condition of Borrower, or the existence of any Default or Event of Default.

     Agent may resign on sixty (60) days' written notice to each of Lenders and Borrower and upon such resignation, the Required
Lenders will promptly designate a successor Agent reasonably satisfactory to Borrower.

     Any such successor Agent shall succeed to the rights, powers and duties of Agent, and the term "Agent" shall mean such successor agent effective upon its appointment, and the former Agent's rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent. After any Agent's resignation as Agent, the provisions of this Article XIV shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

     14.4. Certain Rights of Agent. If Agent shall request instructions from Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any Other Document, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from the Required Lenders; and Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, Lenders shall not have any right of action whatsoever against Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders.

     14.5. Reliance. Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement and the Other Documents and its duties hereunder, upon advice of counsel selected by it. Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by Agent with reasonable care.

     14.6. Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the Other Documents, unless Agent has received notice from a Lender or Borrower referring to this Agreement or the Other Documents, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that Agent receives such a notice, Agent shall give notice thereof to Lenders. Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of Lenders.

     14.7. Indemnification. To the extent Agent is not reimbursed and indemnified by Borrower, each Lender will reimburse and indemnify Agent in proportion to its respective portion of the Advances (or, if no Advances are outstanding, according to its Commitment Percentage), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any Other Document; provided that, Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent's gross (not mere) negligence or willful misconduct.

     14.8. Agent in its Individual Capacity. With respect to the obligation of Agent to lend under this Agreement, the Advances made by it shall have the same rights and powers hereunder as any other Lender and as if it were not performing the duties as Agent specified herein; and the term "Lender" or any similar term shall, unless the context clearly otherwise indicates, include Agent in its individual capacity as a Lender. Agent may engage in business with Borrower as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

     14.9. Delivery of Documents. To the extent Agent receives financial statements required under Sections 9.7, 9.8, and 9.9 hereof from Borrower pursuant to the terms of this Agreement, Agent will promptly furnish copies of such financial statements to Lenders.


XV.  MISCELLANEOUS.

     15.1. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applied to contracts to be performed wholly within the State of New York. Any judicial proceeding brought by or against Borrower with respect to any of the Obligations, this Agreement or any related agreement may be brought in any court of competent jurisdiction in the State of New York, United States of America, and, by execution and delivery of this Agreement, Borrower, Agent and each Lender accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to Borrower at its address set forth in Section 15.6 hereof and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Agent or any Lender to bring proceedings against Borrower in the courts of any other jurisdiction. Borrower waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Any judicial proceeding by Borrower against Agent or any Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any related agreement, shall be brought only in a federal or state court located in the County of New York, State of New York.

     15.2.     Entire Understanding.

          (a) This Agreement and the documents executed concurrently herewith contain the entire understanding between Borrower, Agent and each Lender and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing and executed by the party or parties making such promises, representations, warranties or guarantees. Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, canceled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Borrower acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

          (b) The Required Lenders, Agent with the consent in writing of the Required Lenders, and Borrower may, subject to the provisions of this Section 15.2(b), from time to time enter into written supplemental agreements to this Agreement or the Other Documents executed by Borrower, for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of Lenders, Agent or Borrower thereunder or the conditions, provisions or terms thereof of waiving any Event of Default thereunder, but only to the extent specified in such written agreements; provided, however, that no such supplemental agreement shall, without the consent of all Lenders:

               (i) increase the Commitment Percentage of any Lender;

               (ii) extend the maturity of any Revolving Credit
Note or the due date for any amount payable hereunder, or decrease the rate of interest or reduce any fee payable by Borrower to Lenders pursuant to this Agreement;

               (iii)     alter the definition of the term
Required Lenders or alter, amend or modify this Section 15.2(b);

               (iv)    release any Collateral during any
calendar year (other than in accordance with the provisions of this Agreement) having an aggregate value in excess of five hundred thousand dollars ($500,000);

               (v) change the rights and duties of Agent;

               (vi)  increase the Advance Rates above the Advance
Rates in effect on the Closing Date; or

               (vii) increase the Maximum Revolving Advance Amount or the Maximum Seasonal Advance Amount or permit any Revolving Advance to be made if after giving effect thereto the total of Revolving Advances outstanding hereunder would exceed the Formula Amount for more than sixty (60) consecutive Business Days or exceed one hundred ten percent (110%) of the Formula Amount.

     Any such supplemental agreement shall apply equally to each Lender and shall be binding upon Borrower, Lenders and Agent and all future holders of the Obligations. In the case of any waiver, Borrower, Agent and Lenders shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.

     In the event that Agent requests the consent of a Lender pursuant to this Section 15.2 and such Lender shall not respond or reply to Agent in writing within five (5) days of delivery of such request, such Lender shall be deemed to have consented to matter that was the subject of the request. In the event that Agent requests the consent of a Lender pursuant to this Section
15.2 and such consent is denied, then PNC may, at its option, require such Lender to assign its interest in the Advances to PNC or to another Lender or to any other Person designated by the Agent (the "Designated Lender"), for a price equal to the then outstanding principal amount thereof plus accrued and unpaid interest and fees due such Lender, which interest and fees shall be paid when collected from Borrower. In the event PNC elects to require any Lender to assign its interest to PNC or to the Designated Lender, PNC will so notify such Lender in writing within forty five (45) days following such Lender's denial, and such Lender will assign its interest to PNC or the Designated Lender no later than five (5) days following receipt of such notice pursuant to a Commitment Transfer Supplement executed by such Lender, PNC or the Designated Lender, as appropriate, and Agent.

     15.3.     Successors and Assigns; Participations; New
Lenders.

          (a) This Agreement shall be binding upon and inure to the benefit of Borrower, Agent, each Lender, all future holders of the Obligations and their respective successors and assigns, except that Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and each Lender.

          (b) Borrower acknowledges that in the regular course of commercial banking business one or more Lenders may at any time and from time to time (and, if no Event of Default with respect to which Agent has sent a notice of default to Borrower has occurred and is continuing, with the consent of Borrower which shall not be unreasonably withheld or delayed), sell participating interests in the Advances to other financial institutions (each such transferee or purchaser of a participating interest, a "Transferee"). Each Transferee may exercise all rights of set-off with respect to the portion of such Advances held by it or other Obligations payable hereunder as fully as if such Transferee were the direct holder thereof provided that Borrower shall not be required to pay to any Transferee more than the amount which it would have been required to pay to Lender which granted an interest in its Advances or other Obligations payable hereunder to such Transferee had such Lender retained such interest in the Advances hereunder or other Obligations payable hereunder and in no event shall Borrower be required to pay any such amount arising from the same circumstances and with respect to the same Advances or other Obligations payable hereunder to both such Lender and such Transferee. In addition, each Transferee shall be entitled to the benefits of Sections 2.2(f), 2.5(d), 2.10, 3.7 and 3.9 hereof with respect to its participation in any Commitment Percentage, Eurodollar Rate Loan and Letter of Credit. In no event shall a Lender sell a participating interest to a Transferee under terms which permit such Transferee to approve any amendment to or waiver of this Agreement or any Other Document except to the extent such amendment or waiver would (i) increase the Commitment Percentage of the Lender from whom such Transferee purchased a participation, (ii) extend the final scheduled maturity of any Revolving Credit Note in which such Transferee is participating, or extend the due date for any amount payable hereunder in which such Transferee is participating, or decrease the rate of interest or reduce any fee payable by Borrower to Lenders pursuant to this Agreement in which such Transferee is participating, or (iii) release any Collateral during any calendar year (other than in accordance with the provisions of this Agreement) having an aggregate value in excess of five hundred thousand dollars ($500,000). Borrower hereby grants to any Transferee a continuing security interest in any deposits, moneys or other property actually or constructively held by such Transferee as security for the Transferee's interest in the Advances. Each Lender agrees to promptly notify Agent and Borrower of any such participation; provided, that the failure to give such notice shall not affect the validity of such participation.

          (c) Any Lender may, with the consent of Agent and, if no Event of Default with respect to which Agent has sent a notice of default to Borrower has occurred and is continuing, Borrower, which in each case shall not be unreasonably withheld or delayed, sell, assign or transfer all or any part of its rights under this Agreement and the Other Documents to one or more additional banks or financial institutions and one or more additional banks or financial institutions may commit to make Advances hereunder (each a "Purchasing Lender"), in minimum amounts of not less than five million dollars ($5,000,000), pursuant to a Commitment Transfer Supplement, executed by a Purchasing Lender, the transferor Lender, and Agent and delivered to Agent for recording. Upon such execution, delivery, acceptance and recording, from and after the transfer effective date determined pursuant to such Commitment Transfer Supplement, (i) Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder with a Commitment Percentage as set forth therein, and (ii) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Agreement, the Commitment Transfer Supplement creating a novation for that purpose. Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of the Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Borrower hereby consent to the addition of such Purchasing Lender and the resulting adjustment of the Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Borrower shall execute and deliver such further documents and do such further acts and things reasonably necessary to effectuate the foregoing.

          (d) Agent shall maintain at its address a copy of each Commitment Transfer Supplement delivered to it and a register (the "Register") for the recordation of the names and addresses of the Advances owing to each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and Borrower, Agent and Lenders may treat each Person whose name is recorded in the Register as the owner of the Advance recorded therein for the purposes of this Agreement. The Register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. Agent shall receive a fee in the amount of two thousand five hundred dollars ($2,500) payable by the applicable Purchasing Lender upon the effective date of each transfer or assignment to such Purchasing Lender.

          (e) Borrower authorizes each Lender to disclose to any Transferee or Purchasing Lender and any prospective Transferee or Purchasing Lender any and all financial information in such Lender's possession concerning Borrower which has been delivered to such Lender by or on behalf of Borrower pursuant to this Agreement or in connection with such Lender's credit evaluation of Borrower; provided, that each Transferee and each Purchasing Lender shall hold, and each prospective Transferee and prospective Purchasing Lender shall be required to hold, as confidential all non-public information in accordance with
Section 15.15 hereof.

     15.4. Application of Payments. Agent shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations. To the extent that Borrower makes a payment or Agent or any Lender receives any payment or proceeds of the Collateral for Borrower's benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Agent or such Lender.

     15.5. Indemnity. Borrower shall indemnify Agent, each Lender and each of their respective officers, directors, Affiliates, employees and agents (each an "Indemnitee" from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against Agent or any Indemnitee in any litigation, proceeding or investigation instituted or conducted by any governmental agency or instrumentality or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the Other Documents, whether or not Agent or any Lender is a party thereto, except to the extent that any of the foregoing arises out of the gross (not mere) negligence or willful misconduct of an Indemnitee.

     15.6. Notice. Any notice or request hereunder may be given to Borrower or to Agent or any Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section 15.6. Any notice or request hereunder shall be given by (a) hand delivery, (b) overnight courier, (c) registered or certified mail, return receipt requested, (d) telex or telegram, subsequently confirmed by registered or certified mail, or (e) telecopy to the number set out below (or such other number as may hereafter be specified in a notice designated as a notice of change of address) with electronic confirmation of its receipt. Any notice or other communication required or permitted pursuant to this Agreement shall be deemed given (a) when personally delivered to any officer of the party to whom it is addressed, (b) on the earlier of actual receipt thereof or three (3) days following posting thereof by certified or registered mail, postage prepaid, or (c) upon actual receipt thereof when sent by a recognized overnight delivery service or (d) upon actual receipt thereof when sent by telecopier to the number set forth below with electronic confirmation of its receipt, in each case addressed to each party at its address set forth below or at such other address as has been furnished in writing by a party to the other by like notice:

     (A)  If to Agent or      PNC Bank, National Association
          PNC at:             Two Tower Center Boulevard
                              East Brunswick, New Jersey 08816
                              Attention: Arthur Lippens
                              Telephone: (732) 220 4352
                              Telecopier: (732) 220-4393

          with a copy to:     Sills, Cummis, Zuckerman, Radin,
                              Tischman, Epstein & Gross, P.A.
                              One Riverfront Plaza
                              Newark, New Jersey 07102-5400
                              Attention:  Frederic M. Tudor, Esq.
                              Telephone:  (973) 643-7000
                              Telecopier:  (973) 643-6500

     (B) If to a Lender other than Agent, as specified on the signature pages hereof.

     (C)  If to Borrower, at: Swank, Inc.
                              90 Park Avenue
                              New York, New York 10016
                              Attention: Mr. John Tulin
                              Telephone: (212) 867-2600
                              Telecopier: (212) 867-0203

                              Swank, Inc.
                              6 Hazel Street
                              Attleboro, Massachusetts 02703
                              Attention: Mr. Christopher F. Wolf
                              Telephone: (508) 222-3400
                              Telecopier: (508) 222-3590

          with a copy to:     Parker Chapin Flattau & Klimpl, LLP
                              1211 Avenue of the Americas
                              New York, New York 10036
                              Attention: William D. Freedman, Esq.
                              Telephone: (212) 704-6193
                              Telecopier: (212) 704-6288

     15.7.     Survival.  The obligations of Borrower under
Sections 2.2(f), 2.5(d), 3.7, 3.8, 3.9, 4.19(h), 14.7, 15.5  and
15.9 hereof shall survive termination of this Agreement and the Other Documents and payment in full of the Obligations.

     15.8. Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under applicable laws or regulations, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

     15.9. Expenses. All costs and expenses including, without limitation, reasonable attorneys' fees and disbursements incurred by Agent, Agent on behalf of Lenders and, following the occurrence and during the continuance of an Event of Default, Lenders, (a) in all efforts made to enforce payment of any Obligation or effect collection of any Collateral, or (b) in connection with the entering into, modification, amendment, administration and enforcement of this Agreement or any consents or waivers hereunder and all related agreements, documents and instruments, or (c) in instituting, maintaining, preserving, enforcing and foreclosing on Agent's security interest in or Lien on any of the Collateral, whether through judicial proceedings or otherwise, or (d) in defending or prosecuting any actions or proceedings arising out of or relating to Agent's or any Lender's transactions with Borrower, or (e) in connection with any advice given to Agent or any Lender with respect to its rights and obligations under this Agreement and all related agreements, shall be paid by Borrower, may be charged to Borrower's Account and shall be part of the Obligations.

     15.10. Injunctive Relief. Borrower recognizes that, in the event Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy at law may prove to be inadequate relief to Lenders; therefore, Agent, if Agent so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

     15.11. Consequential Damages. Neither Agent nor any Lender, nor any agent or attorney for any of them, shall be liable to Borrower for consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations.

     15.12. Captions. The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

     15.13. Counterparts; Telecopier Signatures. This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

     15.14. Construction. The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

     15.15. Confidentiality; Sharing Information. (a) Agent, each Lender and each Transferee shall hold all non-public information obtained by Agent, such Lender or such Transferee pursuant to the requirements of this Agreement in accordance with Agent's, such Lender's and such Transferee's customary procedures for handling confidential information of this nature; provided, however, Agent, each Lender and each Transferee may disclose such confidential information (i) to its examiners, affiliates, outside auditors, counsel and other professional advisors, (ii) to Agent, any Lender or to any prospective Transferees and Purchasing Lenders, and (iii) as required or requested by any Governmental Body or representative thereof or pursuant to legal process; provided, further that (A) unless specifically prohibited by applicable law or court order, Agent, each Lender and each Transferee shall use its best efforts prior to disclosure thereof, to notify Borrower of the applicable request for disclosure of such non-public information (1) by a Governmental Body or representative thereof (other than any such request in connection with an examination of the financial condition of a Lender or a Transferee by such Governmental Body) or (2) pursuant to legal process and (B) in no event shall Agent, any Lender or any Transferee be obligated to return any materials furnished by Borrower other than those documents and instruments in possession of Agent or any Lender in order to perfect its Lien on the Collateral once the Obligations have been paid in full and this Agreement has been terminated.

          (b) Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and Borrower hereby authorizes each Lender to share any information delivered to such Lender by Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such Subsidiary or Affiliate of such Lender, it being understood that any such Subsidiary or Affiliate of any Lender receiving such information shall be bound by the provision of Section 15.15(a) as if it were a Lender hereunder. Such authorization shall survive the repayment of the other Obligations and the termination of the Loan Agreement.

     15.16. Publicity. With the prior written consent of Borrower (which consent shall not be unreasonably withheld or delayed), Borrower and each Lender hereby authorizes Agent to make appropriate announcements of the financial arrangement entered into among Borrower, Agent and Lenders, including, without limitation, announcements which are commonly known as tombstones, in such publications and to such selected parties as Agent shall in its sole and absolute discretion deem appropriate.

     Each of the parties has signed this Agreement as of the day and year first above written.


WITNESS:                      SWANK, INC.


/s/ William D. Freedman       /s/ Christopher F. Wolf
________________________
                              By:____________________________
                              Name: Christopher F. Wolf
                              Title: Senior Vice President




                              PNC BANK, NATIONAL ASSOCIATION, as
                              Lender and as Agent

                                   /s/ Stephen V. Prostor
                              By:_______________________________
                              Name: Stephen V. Prostor
                              Title: Vice President

                              Commitment Percentage: 100%



STATE OF NEW JERSEY )
                    ) ss.
COUNTY OF ESSEX     )


     On this 27th day of July, 1998, before me personally came Christopher F. Wolf, to me known, who, being by me duly sworn, did depose and say that he is the Senior Vice President of SWANK, INC., the corporation described in and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by order of the board of directors of said corporation, and that he signed his name thereto by like order.
                              /s/ Donna Lee Miller
                              Notary Public of New Jersey
                              My commission expires 01/10/2001
                              ______________________________




STATE OF NEW JERSEY )
                    ) ss.
COUNTY OF ESSEX     )


     On this 27th day of July, 1998, before me personally came Stephen V. Prostor, to me known, who, being by me duly sworn, did depose and say that he is the Vice President of PNC BANK, NATIONAL ASSOCIATION, the national banking association described in and which executed the foregoing instrument and that he signed his name thereto by on behalf of said national banking association.
                              /s/ Donna Lee Miller
                              Notary Public of New Jersey
                              My commission expires 01/10/2001

                              ______________________________